Exhibit 2.1

Execution Copy

EQUITY INTEREST PURCHASE AGREEMENT

by and among

NGL ENERGY PARTNERS LP,

HIGH SIERRA ENERGY, LP,

GAVILON, LLC

and

GAVILON ENERGY INTERMEDIATE, LLC

Dated as of November 5, 2013

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	—	List of JVs
Exhibit B	—	Representative calculation of Estimated Closing Working Capital, Estimated Closing Cash and Estimated Balance Sheet Indebtedness
Exhibit C	—	Form of Assignment

Company Schedules

Schedule 1.1(a)	—	Company Cash Incentive Bonus Plans
Schedule 1.1(b)	—	Current Assets and Current Liabilities
Schedule 1.1(c)	—	Title Policies, Title Commitments and Surveys
Schedule 1.1(d)	—	Capital Expenditure Plan
Schedule 1.2(a)(ix)(1)	—	Company Knowledge Officers
Schedule 2.2(b)(i)	—	Estimated Balance Sheet Indebtedness
Schedule 3.1(a)	—	Target Companies
Schedule 3.2(b)(iii)	—	Required Consents
Schedule 3.2(c)	—	Other Target Company Consents
Schedule 3.4(a)	—	Equity Interests in Target Companies
Schedule 3.4(b)	—	Equity Interests in JVs
Schedule 3.5	—	Absence of Certain Changes
Schedule 3.6(a)	—	Company Plans
Schedule 3.6(b)	—	Transition Plans
Schedule 3.6(b)(i)	—	Seller Affiliate Arrangements
Schedule 3.6(d)	—	Administration and Compliance
Schedule 3.6(e)	—	U.S. Plan Investigations or Proceedings
Schedule 3.6(g)	—	Company Plans and Effect of this Agreement
Schedule 3.7(a)	—	Compliance with Legal Requirements
Schedule 3.7(b)	—	Governmental Notices
Schedule 3.7(c)	—	Governmental Authorizations
Schedule 3.8(a)	—	Legal Proceedings
Schedule 3.8(b)	—	Orders
Schedule 3.9(a)	—	Material Contracts
Schedule 3.9(b)	—	Defaults and Validity of Material Contracts
Schedule 3.10(a)	—	Policies
Schedule 3.10(b)	—	Exceptions to Policies
Schedule 3.11(a)	—	Designated Employees
Schedule 3.11(b)	—	Collective Bargaining Agreements and Compliance, Claims and Controversies
Schedule 3.12(a)	—	Intellectual Property Assets
Schedule 3.13(b)	—	Taxes
Schedule 3.13(c)	—	Material Encumbrances, Outstanding Tax Returns, Agreements or Waivers of Statute of Limitations Applicable to Tax Returns
Schedule 3.13(f)	—	U.S. Federal Income Tax Entity Classification
Schedule 3.14	—	Brokers or Finders — Target Companies
Schedule 3.15	—	Environmental Matters
Schedule 3.16(a)	—	Financial Statements

Schedule 3.16(b)	—	Undisclosed Liabilities
Schedule 3.17(a)	—	Owned Real Property
Schedule 3.17(a)(i)	—	Exceptions to Owned Real Property
Schedule 3.17(b)	—	Leased Real Property
Schedule 3.18	—	Bank Accounts; Authorized Signatories
Schedule 3.19	—	Affiliate Agreements
Schedule 4.2(b)(iii)	—	Seller Required Consents
Schedule 4.2(c)	—	Other Seller Consents
Schedule 4.3(a)	—	Ownership of Equity
Schedule 4.3(b)	—	Transferred Interest Contracts
Schedule 4.4	—	Brokers or Finders —Seller
Schedule 8.1	—	Conduct of Target Companies
Schedule 8.1(a)(x)	—	Special Compensation Adjustments and Retention Awards
Schedule 8.5(e)	—	Severance and Salary Protection
Schedule 8.5(g)(i)	—	Trusts Related to the Transition Plans
Schedule 8.9(a)	—	Indemnification Contracts

Buyer Parties’ Schedules

Schedule 1.2(a)(ix)(2)	—	Buyer Knowledge Officers
Schedule 5.2(b)(iii)	—	Buyer Required Consents
Schedule 5.2(c)	—	Other Buyer Consents
Schedule 5.5	—	Brokers or Finders — Buyer

v

EQUITY INTEREST PURCHASE AGREEMENT

This EQUITY INTEREST PURCHASE AGREEMENT, dated as of November 5, 2013, is entered into by and among NGL Energy Partners LP, a Delaware limited partnership (“Parent”), High Sierra Energy, LP, a Delaware limited partnership (“Buyer” and, together with Parent, the “Buyer Parties”), Gavilon, LLC, a Delaware limited liability company (the “Company”), and Gavilon Energy Intermediate, LLC, a Delaware limited liability company (“Seller”).  Seller and the Company may be referred to herein collectively as the “Seller Parties”.  The Seller Parties and the Buyer Parties may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns 100% of the Equity Interests in the Company (the “Transferred Interests”);

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, on the terms and conditions set forth herein, all of the Transferred Interests; and

WHEREAS, upon completion of the purchase by Buyer of all of the Transferred Interests, Buyer will own 100% of the outstanding Equity Interests of the Company, and, at the Closing, Buyer shall, and Parent shall cause Buyer to, pay to Seller the Closing Date Purchase Price.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.1               Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“ABL” means that certain Credit Agreement, dated as of July 5, 2013 (as amended, supplemented, restated, or otherwise modified from time to time), among the Company, Gavilon Oil Tanks and Terminals, LLC, an Oklahoma limited liability company, and Gavilon Pipeline and Storage, LLC, an Oklahoma limited liability company, as borrowers, Seller, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.

“Accounting Arbitrator” has the meaning set forth in Section 2.5(c).

“Affected Person” has the meaning set forth in Section 12.2.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 3.19.

“Agreement” means this Agreement, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, and the Exhibits and Schedules hereto.

“Agriculture Buyer” means Marubeni Corporation, a Japanese corporation.

“Agriculture Company” means Gavilon Holdings, LLC, a Delaware limited liability company.

“Allocation Notice” has the meaning set forth in Section 10.7(a).

“Alternative Arrangements” has the meaning set forth in Section 11.5(a).

“Applicable Payments” means any change-of-control payments that are required to be paid on the Closing Date to any Employees pursuant to any Company Plan.

“Applicable Proceeding” has the meaning set forth in Section 8.5(n).

“Audited Financial Statements” has the meaning set forth in Section 3.16(a).

“Balance Sheet Indebtedness” means all Indebtedness of the Target Companies solely to the extent of the type referred to in clause (a), (b), (d), or (e) (in the case of clause (e) of the definition of Indebtedness solely to the extent drawn or funded by the issuer or provider thereof and not reimbursed) of the definition thereof that is outstanding as of 11:59 p.m. on the day immediately preceding the Closing Date (but without giving effect to the Contemplated Transactions).  For the avoidance of doubt, Balance Sheet Indebtedness shall exclude any Indebtedness incurred under any financing or refinancing arrangements entered into at any time by any of the Buyer Parties or any other transaction entered into by any of the Buyer Parties in connection with the Contemplated Transactions (including with respect to any of the Target Companies).

“Base Price” has the meaning set forth in Section 2.1.

“Business Day” means a day other than Saturday, Sunday and any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fraudulent Misrepresentations” has the meaning set forth in Section 11.2(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a)(i).

“Buyer Parties” has the meaning set forth in the preamble.

“Buyer Plans” has the meaning set forth in Section 8.5(d).

“Buyer Required Consents” has the meaning set forth in Section 5.2(b).

“Capex Budget” means the aggregate amount of forecasted capital expenditures to be made by the Target Companies from October 1, 2013 to November 30, 2013, as reflected in Schedule 1.1(d).

“Cash” means (a) all cash, cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords) of the Company and its Subsidiaries, on a consolidated basis, as of 11:59 p.m. on the day immediately preceding the Closing Date, in each case calculated in accordance with GAAP, plus (b) the actual amount of capital expenditures made by the Target Companies from October 1, 2013 through the Closing Date less the capital expenditures included in the Capex Budget.  For the avoidance of doubt, Cash shall be (i) calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of any of the Target Companies and (ii) denominated in United States dollars using the applicable exchange rate published by The Wall Street Journal, Eastern Edition on the Closing Date (other than for purposes of the Estimated Closing Balance Sheet, which shall use the exchange rate so published four (4) Business Days prior to the Closing Date).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Purchase Price” has the meaning set forth in Section 2.1.

“Closing Working Capital” means (a) the Current Assets of the Company and its Subsidiaries on a consolidated basis, as of 11:59 p.m. on the day immediately preceding the Closing Date, as shown on the Estimated Closing Balance Sheet (for purposes of Section 2.2), the Proposed Final Balance Sheet (for purposes of Section 2.5(a)), or the Final Balance Sheet (for purposes of Sections 2.5(a), (c), and (d)), as applicable, minus (b) the Current Liabilities (which shall include the Applicable Payments) of the Company and its Subsidiaries on a consolidated basis, as of 11:59 p.m. on the day immediately preceding the Closing Date, as shown on the Estimated Closing Balance Sheet (for purposes of Section 2.2), the Proposed Final Balance Sheet (for purposes of Section 2.5(a)), or the Final Balance Sheet (for purposes of Sections 2.5(a), (c), and (d)), as applicable, minus (c) the full amount of all future payments (determined as of 11:59 p.m. on the day immediately preceding the Closing Date) that (1) have been earned for services provided as of 11:59 p.m. on the day immediately preceding the Closing Date and (2) were determined (in whole or in part) based on the performance of the Company and its Subsidiaries, in each case of (1) and (2), in the calendar year in which the Closing occurs or any prior calendar year and not paid as of the Closing under the Company Cash Incentive Bonus Plans.  Closing Working Capital shall reflect the Transaction Costs accrued as of the Closing, but otherwise shall be calculated without giving effect to the consummation of the Contemplated Transactions.  Notwithstanding the foregoing and for the avoidance of doubt, (x) Closing Working Capital shall exclude any accrual in respect of (i) change-of-control payments

(other than Applicable Payments), consent payments and similar payments resulting from the Contemplated Transactions or (ii) any financing or refinancing arrangements entered into at any time by any of the Buyer Parties or any other transaction entered into by any of the Buyer Parties in connection with the Contemplated Transactions (including with respect to any of the Target Companies) and (y) the deductions to Closing Working Capital set forth in clause (c) of this definition shall be made (i) without duplication of any Current Liability, (ii) regardless of whether such amounts are required to be accrued for under GAAP or any other accounting standard; provided, however, that for the avoidance of doubt, any such amounts shall not include amounts determined (in whole or in part) based on the performance of the Company and its Subsidiaries for any calendar year following the calendar year of the Closing, and (iii) regardless of whether such amounts are considered a short-term or long-term liability at the time of Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.11(b)(i).

“Commodity” has the meaning assigned to such term in the United States Commodity Exchange Act as in effect on the date of this Agreement.

“Company” has the meaning set forth in the preamble.

“Company Agreement” means any contract, agreement or other document (whether or not documented on an ISDA Master Agreement) to effect any Swap/Commodity Transaction to which any Target Company is party.

“Company Business” means the domestic and international energy commodities and services businesses and the business of refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale or retail), storing, shipping, transporting and generating commodities, crude oil, natural gas, natural gas liquids, refined products, renewable fuels and other energy products through agreements with third parties, in each case, considered as a whole and as so engaged in by the Target Companies.  The definition of Company Business does not include the business and operations of the JVs and the definition of Target Companies does not include the JVs.

“Company Cash Incentive Bonus Plans” means certain cash incentive bonus plans established by Gavilon, LLC for Employees, each of which is identified on Schedule 1.1(a).

“Company Fraudulent Misrepresentations” has the meaning set forth in Section 11.2(a).

“Company Health and Welfare Plan” has the meaning set forth in Section 8.5(g).

“Company Non-Union 401(k) Plan” has the meaning set forth in Section 8.5(i).

“Company Plans” has the meaning set forth in Section 3.6(a).

“Company 401(k) Plan” has the meaning set forth in Section 8.5(j).

“Confidentiality Agreement” means the Confidentiality Agreement dated July 26, 2013 by and between the Company and Parent.

“Confidential Disclosure Letter” means the letter provided by the Company to Buyer on the date hereof, on a confidential and limited disclosure basis, as agreed by Seller, the Company and the Buyer Parties.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contamination” means the presence or existence in surface water, air, groundwater, soil, subsurface strata or any other environmental medium of any Hazardous Substance as a result of an emission, discharge or release of any Hazardous Substance to, on, onto or into the Environment.

“Contemplated Transactions” means all of the transactions expected to be consummated under this Agreement.

“Continuation Period” has the meaning set forth in Section 8.5(d).

“Continuing Company Plans” has the meaning set forth in Section 8.5(d).

“Continuing Employees” has the meaning set forth in Section 8.5(a).

“Contract” means any written or oral contract, Lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, instrument or other commitment, undertaking or agreement that is legally binding.

“Covered Losses” means any and all losses, Liabilities, claims, fines, fees, costs, damages, and expenses (including reasonable and out-of-pocket costs of investigation, attorneys’ and other professionals’ fees and disbursements), in each case that are due and payable.

“Covered Tax Return” has the meaning set forth in Section 10.2.

“Current Assets” means, without duplication, those categories of “current assets” of the Target Companies that are included in the balance sheet line items specifically set forth on Schedule 1.1(b), in each case, as of 11:59 p.m. on the day immediately preceding the Closing Date and as determined in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Audited Financial Statements, but, for the avoidance of doubt, excluding (a) all Cash, and (b) the current portion of deferred tax assets (established to reflect temporary differences).

“Current Liabilities” means, without duplication, those categories of “current liabilities” of the Target Companies that are included in the balance sheet line items specifically set forth on Schedule 1.1(b), in each case, as of 11:59 p.m. on the date immediately preceding the Closing Date and as determined in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Audited Financial Statements, but, for the avoidance of doubt, excluding (a) any Liabilities related to Indebtedness (including, without limitation, any current Indebtedness or other interest-bearing liabilities), and (b) the current portion of deferred tax liabilities (established to reflect temporary differences).

“Data Room” means the electronic data room maintained by Merrill Corporation and made available to the Buyer Parties and/or their respective Representatives in connection with the Contemplated Transactions.

“Designated Employee” has the meaning set forth in Section 8.1(a)(ix).

“Employees” has the meaning set forth in Section 3.6(a).

“Employment Agreement” has the meaning set forth in Section 3.11(a).

“Encumbrance” means any lien, hypothecation, option, pledge, assessment, adverse claim, levy, charge, security interest, mortgage, right of way, easement, encroachment, servitude, charge or other encumbrance of any kind.

“End Date” means March 31, 2014; provided that if any Material Governmental Approval has not been obtained (but has not become impossible to obtain) by the then applicable End Date (as may be extended in accordance with the terms of this definition), then the Seller Parties or the Buyer Parties may extend the End Date by a period of one (1) month, up to a total of six (6) months, by sending a written notice to the other Parties no later than one (1) day prior to the expiration of the then applicable End Date, it being understood that the End Date cannot be extended by more than six (6) months unless otherwise agreed to in writing by the Parties; provided, further, that none of the Parties then extending the End Date are then in material breach of their respective obligations hereunder or have otherwise caused any delay in obtaining such Material Governmental Approval.

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, drinking water supply, land surface, soil, subsurface strata, outdoor or indoor air or any other environmental medium.

“Environmental Laws” means, collectively, as enacted and in effect as of the Closing Date, any and all laws, ordinances, rules, regulations, directives, Orders, common law, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature, of a Governmental Body relating in any way to any Hazardous Substance, Contamination, protection of the Environment, protection of natural resources, or work place health and safety, including, without limitation, those relating to emissions, discharges, releases or emissions, discharges or releases to, on, onto or into the Environment of, any Hazardous Substance.

“Environmental Liability” means Liabilities relating to addressing noncompliance with Environmental Laws, or arising under any Environmental Laws for response, remedial or investigation costs required under, arising from, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

“Environmental Matters” means any matter arising out of or relating to (a) Contamination; (b) Environmental Laws or compliance with Environmental Laws; (c) protection of the Environment; or (d) workplace and occupational health and safety.

“Environmental Permits” means all approvals, consents, permits, licenses, registrations and authorizations required by applicable Environmental Laws in order to own or operate the Business, Owned Real Property, the Leased Real Property, and assets of the Target Companies as operated by the Target Companies at all relevant times on or prior to the Closing Date in compliance with Environmental Laws.

“Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; and (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests; and (c) any other direct or indirect equity ownership, participation or voting right or interest in a Person (including any Contract in the nature of a voting trust or similar agreement or understanding or Indebtedness having general voting rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is part of the same “controlled group” as the Company or any of its Affiliates for purposes of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Balance Sheet Indebtedness” has the meaning given to such term in Section 2.2(a).

“Estimated Closing Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. on the day immediately preceding the Closing Date, prepared in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Audited Financial Statements; provided that the amounts set forth on the Estimated Closing Balance Sheet shall be estimated in good faith by Seller.

“Estimated Closing Cash” has the meaning given to such term in Section 2.2(a).

“Estimated Closing Working Capital” has the meaning given to such term in Section 2.2(a).

“Expert” has the meaning set forth in Section 10.7(b).

“Final Allocation Schedule” has the meaning set forth in Section 10.7(a).

“Final Balance Sheet” has the meaning given to such term in Section 2.5(b).

“Final Balance Sheet Indebtedness” has the meaning given to such term in Section 2.5(b).

“Final Closing Cash” has the meaning given to such term in Section 2.5(b).

“Final Closing Working Capital” has the meaning given to such term in Section 2.5(b).

“Final Purchase Price” means (i) the Base Price, plus (ii) the Final Closing Cash plus (iii) the amount (if any) by which the Final Closing Working Capital exceeds Target Working Capital less (iv) the amount (if any) by which Target Working Capital exceeds Final Closing Working Capital less (v) the amount, if any, by which the Final Balance Sheet Indebtedness exceeds zero.

“Financial Statements” has the meaning set forth in Section 3.16(a).

“Fraud” means an intentional misrepresentation or intentional omission with respect to a representation or warranty made in this Agreement, which is made with the intent to mislead.

“Fundamental Representations” has the meaning set forth in Section 11.2(a).

“GAAP” means U.S. generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, qualification, certificate, franchise, confirmation, registration, clearance, Order or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any international, federal, state, local, municipal, provincial, territorial, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) or exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Group Plans” has the meaning set forth in Section 3.6(b).

“Hazardous Substance” means any element, waste, material, substance, compound or mixture whether solid, liquid or gaseous, that:  (a) is or shall in the future be subject to regulation or standards of conduct or liability of any kind by any Governmental Body with regard to protection of the Environment or protection of human health and safety; or (b) the presence, existence or threatened presence or existence of which shall at any time give rise to any Environmental Liability.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, any obligations of such Person (a) for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon); (b) all outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, in each case, that have been “drawn” or funded by the issuer or provider thereof (i.e., pursuant to which the applicable bank or similar entity has paid thereunder obligations which such Person is required to reimburse); (c) for the deferred purchase price of goods or services (other than payables or accruals incurred in the Ordinary Course of Business, including in connection with any trades, hedges or other transactions entered into in connection with the Company Business); (d) under capital leases; or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person (provided that for the avoidance of doubt obligations pursuant to Company Agreements, including the granting of Cash collateral or any obligation under any credit support agreement to return any posted collateral (including Cash collateral) shall not be considered Indebtedness).

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Indemnitees” has the meaning set forth in Section 8.9(a).

“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress, logos and slogans, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) registered domain names, (e) trade secrets and (f) registrations and applications for registration of any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 3.12(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.16(a).

“Interim Financial Statements” has the meaning set forth in Section 3.16(a).

“JVs” means the entities listed on Exhibit A.

“knowledge” has the meaning set forth in Section 1.2(a)(ix).

“Lease” means any lease or rental agreement pertaining to the occupancy of any real property or any lease or rental agreement, license, Contract, right to use or installment and conditional sale agreement pertaining to the leasing or use of any Tangible Personal Property.

“Lease Agreements” means all leases, subleases, licenses, concessions and other agreements, including Rail Agreements, railroad rights of way, railroad yard and similar agreements pursuant to which any of the Target Companies hold any Leased Real Property or the right to use such Leased Real Property, including any amendments thereto or assignments thereof.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Legal Requirement” means any laws, statutes, treaties, rules, regulations, ordinances, judgments, decrees, principles of common law, codes, orders and other pronouncements having the effect of law of any Governmental Bodies, including all Governmental Authorizations.

“Liability” means with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or together with any other event, change, circumstance or occurrence, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, operations, results of operations or financial condition of the Target Companies, taken as a whole, or (b) the ability of the Seller Parties to consummate the Contemplated Transactions; provided that any such effect shall, to the extent resulting from any of the following (either alone or in combination), be disregarded in determining whether a “Material Adverse Effect” has occurred:  (i) any changes in Legal Requirements (or official interpretations thereof) or changes in GAAP or other accounting standards (or official interpretations thereof), in each case, to the extent that any such change does not have a disproportionate impact on the Target Companies relative to other Persons in similar businesses; (ii) any adverse change or event to the extent affecting the economy, financial markets (including the cost and availability of debt or equity financing), industries (including any change in the prices of crude oil, fuels, propane, ethanol, biodiesel, natural gas or other similar products or the demand for related transportation, blending, storage or other similar services), markets or geographical areas in which any of the Target Companies conduct their respective businesses, to the extent that any such adverse change or event does not have a disproportionate impact on the Target Companies relative to other Persons in similar businesses; (iii) any failure by the Target Companies to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (iv) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (v) the execution of this Agreement, the announcement of this Agreement and the Contemplated Transactions and the pendency of the Contemplated Transactions by this Agreement (including any action or inaction as a result thereof by the employees, customers, vendors or competitors of any of the Target Companies); or (vi) any action taken by Seller or any of the Target Companies pursuant to this Agreement or with the prior written consent of the Buyer.

“Material Contract” has the meaning set forth in Section 3.9(c).

“Material Governmental Approval” means the expiration or termination of all applicable waiting periods under the HSR Act.

“Notice of Objection” has the meaning given to such term in Section 2.5(b).

“Off-Site Contamination” means:  (a) Contamination at any real property previously (but not currently) owned, leased or operated by any of the Target Companies; or (b) Contamination, to the extent arising from pre-Closing actions or arrangements, at any off-site location or locations to which any of the Target Companies transported, arranged for the transportation of, disposed of, or arranged for disposal of Hazardous Substances generated by any of the Target Companies, in each and every of the foregoing cases excluding Contamination on the Owned Real Property and Leased Real Property.  Off-Site Contamination shall not mean or include the effects or results of migration outside or beyond the boundary lines of the Owned Real Property and Leased Real Property.

“Off-the-Shelf Agreements” means agreements granting rights or licenses with respect to data, databases, materials or Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or beneficiary, in each case, that is generally commercially available on a subscription basis or pursuant to standard or non-negotiated license agreements, including shrink-wrap and click-wrap agreements for software.

“On-Site Contamination” means Contamination exceeding applicable standards or thresholds established pursuant to Environmental Laws and the physical effects of such Contamination, in, on, under or about or emanating or migrating from the Owned Real Property or Leased Real Property.  On-Site Contamination shall mean and include the effects or results of migration outside or beyond the boundary lines of the Owned Real Property and Leased Real Property.

“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business of a Person and consistent with such Person’s past practices.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parent” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 2.4(b)(ii).

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments, government charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Legal Requirements with respect to a Liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings; (c) Encumbrances of vendors, suppliers, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business that are not material in nature or that are being contested in good faith by appropriate proceedings; (d) pledges or deposits to secure obligations under workers’ compensation, unemployment or other social security laws or similar legislation or to secure public or statutory obligations; (e) all easements, reservations, restrictions, covenants, conditions, rights-of-way and all other matters of record or immaterial title or survey exceptions and other similar restrictions, in each case that are not violated by, or would not materially impair or materially interfere with the continued use and operation of the assets to which they relate as used and operated in the Ordinary Course of Business immediately prior to the date hereof and to the Closing; (f) mortgages and other Encumbrances securing Indebtedness of any Target Company under the ABL (each of which shall be released at the Closing), (g) any Encumbrance listed on a title policy showing a Target Company as the insured or an effective title commitment provided or made available to Buyer on or prior to the date hereof and set forth on Schedule 1.1(c); (h) any matters disclosed by those surveys of the Owned Real Property or Leased Real Property, as applicable, provided or made available by any of the Seller Parties or their respective Representatives to Buyer on or prior to the date hereof and set forth on Schedule 1.1(c); and (i) Encumbrances affecting the lessor under a lease affecting Leased Real Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, union, proprietorship, Governmental Body or other entity, association or organization of any nature, however and wherever organized or constituted.

“Phantom Units” means all of the outstanding phantom units, awards and accounts under the Company Cash Incentive Bonus Plans that are based on the value of an Equity Interest of Seller Affiliate.

“Policies” has the meaning set forth in Section 3.10(a).

“Post-Closing Covenants” has the meaning set forth in Section 11.2(b).

“Proceeding” means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

“Property Taxes” has the meaning set forth in Section 10.1.

“Proposed Allocation Schedule” has the meaning set forth in Section 10.7(a).

“Proposed Final Balance Sheet” has the meaning given to such term in Section 2.5(a).

“Proposed Final Balance Sheet Indebtedness” has the meaning given to such term in Section 2.5(a).

“Proposed Final Closing Cash” has the meaning given to such term in Section 2.5(a).

“Proposed Final Closing Statement” has the meaning given to such term in Section 2.5(a).

“Proposed Final Closing Working Capital” has the meaning given to such term in Section 2.5(a).

“Public Disclosure” has the meaning set forth in Section 12.2.

“Purchase Price” has the meaning set forth in Section 2.1.

“Rail Agreements” has the meaning set forth in Section 3.17(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other authorized representative of that Person.

“Required Consents” has the meaning set forth in Section 3.2(b).

“Schedule” means each schedule provided by the Company and the Seller in accordance with this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Affiliate” means Gavilon Energy, LLC a Delaware limited liability company.

“Seller Fraudulent Misrepresentations” has the meaning set forth in Section 11.2(a).

“Seller Fundamental Representations” has the meaning set forth in Section 6.1(b).

“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Seller Required Consents” has the meaning set forth in Section 4.2(b).

“Straddle Period” has the meaning set forth in Section 10.1.

“Subsidiary” means, with respect to any Person, another Person (other than a natural person), of which such first Person is entitled, directly or indirectly through one or more Subsidiaries, through the ownership or control of voting securities, other voting ownership or voting partnership interests or otherwise, to elect at least a majority of its board of directors or other managing authority or to otherwise, directly or indirectly, control the management of such Person.

“Swap/Commodity Transaction” means (i) spot, forward, futures, option, deposit, consignment, loan, lease, swap, exchange, sale, purchase and repurchase (including reverse repurchase and prepaid forward transactions) transactions, hedge transactions, allocated transactions, unallocated transactions, forward rate agreements, cap agreements, floor agreements, collar agreements, or any combination thereof or option or derivative thereon or similar transaction, in any case involving any Commodity or indices on, or comprised of, any Commodity; (ii) dealing, market making, clearing, brokering, trading, marketing, buying, selling or distributing Commodities or transactions of the type described in clause (i) of this definition; (iii) refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale and retail), storing, shipping, transporting and generating Commodities through agreements with third parties; and (iv) transactions of a nature described in clause (i) with respect to, rather than Commodities, interest rates or currency exchange rates.

“Tangible Personal Property” means all office equipment, computer hardware, vehicles and other items of tangible personal property of every kind, together with any express or implied warranty by the Third Party manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Companies” means the Company and its Subsidiaries.  For the avoidance of doubt, Target Companies excludes the JVs.

“Target Working Capital” means an amount equal to $198,000,000.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, capital gains or corporation tax on capital gains, severance, stamp, stamp duty reserve tax, occupation, premium, property, environmental (including taxes under Section 59A of the Code), windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, asset, sales, use, transfer, documentary, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Proceeding” has the meaning set forth in Section 10.3.

“Tax Representations” has the meaning set forth in Section 11.1(a).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, or claim for refund (including any amended return, report, statement, schedule, notice, form, declaration, or claim for refund) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to Taxes, and including any attachments thereto.

“Third Party” means a Person other than Seller, Buyer, the Target Companies or any of their respective Subsidiaries, Affiliates and Representatives.

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Transaction Costs” means all third-party and out-of-pocket fees, costs and expenses of the Company (including Applicable Payments and brokers’ or finders’ fees in connection with the Contemplated Transactions, but excluding costs attributable to any change-of-control payments, consent payments and similar payments that are not Applicable Payments) in connection with the structuring, negotiation or consummation of this Agreement and the Contemplated Transactions, whether incurred prior to, on or after the date hereof, but prior to the Closing, in each case, that are accrued as of the Closing; provided that Transaction Costs do not include Transfer Taxes.  For the avoidance of doubt, Transaction costs shall not include any such fees, costs and expenses incurred after the Closing by the Company to the extent such fees, costs and expenses arise after the Closing.

“Transfer Taxes” has the meaning set forth in Section 10.6.

“Transferred Interests” has the meaning set forth in the Recitals.

“Transition Health and Welfare Plans” has the meaning set forth in Section 8.5(g).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of July 5, 2013 (as amended, supplemented, restated, or otherwise modified from time to time), between the Agriculture Company and the Company.

“Transition Services Benefits Period” has the meaning set forth in Section 8.5(g).

“Transition Plans” has the meaning set forth in Section 3.6(b).

“Unresolved Allocation Changes” has the meaning set forth in Section 10.7(b).

“Unresolved Changes” has the meaning given to such term in Section 2.5(c).

“WARN Act” has the meaning give such term in Section 3.11(b)(iv).

Section 1.2                                              Usage.

(a)                                 Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to either gender includes the other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix)                              the term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of the Company” (or when used in similar phrases to refer to the knowledge or awareness of any Target Company), shall mean the actual knowledge of the individuals set forth on Schedule 1.2(a)(ix)(1) after reasonable inquiry of the other officers of the Company as of the date the representation is given.  The term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of Buyer” (or when used in similar phrases to refer to the knowledge or awareness of Buyer), shall mean the actual knowledge of the individuals set forth on Schedule 1.2(a)(ix)(2) after reasonable inquiry of the other officers of Buyer as of the date the representation is given;

(x)                                 all references to “dollar” or “$” are references to United States dollars and, where the context requires, to the equivalent thereof in any foreign currency;

(xi)                              the word “or” shall not be deemed to be exclusive;

(xii)                           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(xiii)                        references to any period of time ending on the Closing Date shall refer to a period of time through the end of the Closing Date, without giving effect to the Contemplated Transactions.

(b)                                 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  Legal Representation of the Parties.  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)                                 Disclosure Schedules.  Disclosure of any item in any section or subsection of the Schedules hereto shall also be deemed disclosed with respect to any other section or subsection for which the applicability of such disclosure is reasonably apparent on the face and terms of such disclosure.  The Schedules are deemed to be incorporated herein but are qualified in their entirety by the Agreement, and shall not be construed as indicating that any matter disclosed therein is required to be disclosed, nor shall any disclosure be construed as an admission that such information is material with respect to the Company.  Any reference to a contract, statement, plan, report or other document of any kind in the Schedules shall be deemed to be full disclosure of all the terms thereof, and it shall not be necessary to identify or reference specific provisions of such documents in order to make full disclosure.  The Schedules shall include disclosure of any information specified in the Confidential Disclosure Letter as disclosure with respect to any Schedule specified therein; provided, however, that the Confidential Disclosure Letter will not be included in any electronic, printed or other medium of documentation of the final copies of this Agreement or the Schedules.

ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

Section 2.1                                              Purchase and Sale of Equity Interests.  For purposes of this Agreement, the aggregate purchase price to be paid on the Closing Date by the Buyer Parties to Seller shall be (i) $890,000,000 (the “Base Price”) plus (ii) the Estimated Closing Cash plus (iii) the amount (if any) by which Estimated Closing Working Capital exceeds Target Working Capital less (iv) the amount (if any) by which Target Working Capital exceeds Estimated Closing Working Capital less (v) the amount, if any, by which the Estimated Balance Sheet Indebtedness exceeds zero (the sum of clauses (i) through (v) is referred to herein as the “Closing Date Purchase Price,” and as such amount shall be adjusted pursuant to Section 2.5, the “Purchase Price”).  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for payment of the Closing Date Purchase Price, Seller shall sell, transfer and deliver to Buyer, and Buyer shall, and Parent shall cause Buyer to, purchase from Seller, all of the Transferred Interests.

Section 2.2                                              Estimated Closing Balance Sheet; Payment of Closing Date Purchase Price.

(a)                                 No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver or cause to be delivered to Buyer the Estimated Closing Balance Sheet signed by a financial officer (in his or her capacity as such) of the Company, which shall reflect Seller’s reasonable good faith estimate of the amount of (i) Closing Working Capital (the “Estimated Closing Working Capital”) as of 11:59 p.m. on the day immediately preceding the Closing Date, (ii) Cash of the Target Companies as of 11:59 p.m. on the day immediately preceding the Closing Date as reflected in the Estimated Closing Balance Sheet (the “Estimated Closing Cash”) and (iii) the Balance Sheet Indebtedness of the Target Companies as of 11:59 p.m. on the

day immediately preceding the Closing Date as reflected in the Estimated Closing Balance Sheet (the “Estimated Balance Sheet Indebtedness”).  For purposes of illustration only, attached hereto as Exhibit B is a representative calculation of the Closing Working Capital and the calculation of Cash and Balance Sheet Indebtedness, in each case, assuming a Closing Date of August 31, 2013.  Buyer shall have three (3) Business Days from Buyer’s receipt thereof to review the Estimated Closing Balance Sheet, including the Estimated Closing Working Capital, Estimated Closing Cash and Estimated Balance Sheet Indebtedness set forth therein.  Prior to the expiration of such three (3) Business Day review period, Buyer may submit a written report containing any changes Buyer proposes to be made to the Estimated Closing Balance Sheet, including to the Estimated Closing Working Capital, Estimated Closing Cash and Estimated Balance Sheet Indebtedness.  Seller will consider such revisions in good faith and if Seller elects to make any of Buyer’s proposed changes to the Estimated Closing Balance Sheet, including to the Estimated Closing Working Capital, Estimated Closing Cash and Estimated Balance Sheet Indebtedness, Seller shall do so no later than one (1) Business Day prior to the Closing.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall transfer to Buyer the Transferred Interests and, in exchange for the Transferred Interests, Buyer shall, and Parent shall cause Buyer to, pay by wire transfer of immediately available funds:

(i)                                     all amounts necessary to discharge the then outstanding balances of the Estimated Balance Sheet Indebtedness identified in Schedule 2.2(b)(i), to the holders thereof (or an agent therefor) in accordance with the instructions set forth in the Payoff Letters (a draft of such Payoff Letters to be provided to Buyer at least two (2) Business Days prior to the Closing Date) (and Buyer shall also deliver cash collateral and/or back-to-back letters of credit, as applicable, to the extent required by the Payoff Letters); and

(ii)                                  the Closing Date Purchase Price (as determined pursuant to Section 2.1 and Section 2.2(a)) to the bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date).

(c)                                  Buyer shall pay the Closing Date Purchase Price and all other amounts due to Seller under this Agreement without withholding or offset of any kind, including any withholding for Taxes.

Section 2.3                                              Closing.  The consummation of the Contemplated Transactions (the “Closing”) shall be held at 10:00 a.m. Eastern Time on the second (2nd) Business Day after satisfaction or waiver (to the extent permitted by applicable Legal Requirement) of the conditions set forth in Article VI and Article VII (other than conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (to the extent permitted by applicable Legal Requirement) on the Closing Date) or at such other time as the Buyer Parties and the Seller Parties shall agree in writing.  The Closing (the date of Closing, the “Closing Date”) shall be held at the offices of Jones Day, 222 East 41st Street, New York, New York 10017 or at such other place as the Buyer Parties and the Seller Parties shall agree in writing.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

Section 2.4                                              Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)                                 Seller shall deliver to the Buyer Parties:

(i)                                     instruments of sale, transfer and conveyance evidencing and effecting the sale of the Transferred Interests to Buyer in the form attached hereto as Exhibit C, upon payment of the Closing Date Purchase Price;

(ii)                                  a certificate or statement from Seller, conforming to the requirements of Treasury Regulations Section 1.1445-2(b) that is necessary to prevent Buyer from having an obligation to withhold an amount of Tax from the consideration otherwise deliverable under this Agreement;

(iii)                               a receipt executed by Seller, dated as of the Closing Date, evidencing the receipt of the Closing Date Purchase Price;

(iv)                              a certificate executed by Seller, dated as of the Closing Date, in accordance with Section 6.7; and

(v)                                 executed endorsements that change the named beneficiary of each Policy (other than the executive risk policies, including directors and officers, employment practices, executive liability, fiduciary and crime) to Gavilon, LLC, effective November 1, 2013, and a Consent from the carrier of each such Policy stating that such Policy will remain in place for the Company during the duration of the policy period, subject to all existing policy terms and conditions, provided that the business operations of the Company remain essentially the same.

(b)                                 The Company shall deliver or cause to be delivered to the Buyer Parties:

(i)                                     a certificate executed by the Company, dated as of the Closing Date, in accordance with Section 6.6; and

(ii)                                  one or more payoff letters reasonably acceptable to Buyer from the holders of Balance Sheet Indebtedness identified in Schedule 2.2(b)(i) (or the agent for such holders) which payoff letters set forth the terms and conditions of the payment and discharge in full of all such Balance Sheet Indebtedness and release of all Encumbrances granted by Seller, any Target Company or any of their Affiliates securing the same on and as of the Closing Date upon the payment thereof and, if applicable, Buyer’s provision of cash collateral and/or back-to-back letters of credit with respect to any outstanding letters of credit issued under any document governing Balance Sheet Indebtedness (the “Payoff Letters”).

(c)                                  The Buyer Parties shall deliver to Seller:

(i)                                     a receipt executed by Buyer, dated as of the Closing Date, evidencing the receipt of the Transferred Interests received by Buyer;

(ii)                                  evidence of the payment by Buyer of the Balance Sheet Indebtedness set forth in the Payoff Letters that is reasonably acceptable to Seller and of delivery of cash collateral and/or back-to-back letters of credit, as applicable, to the extent required by the Payoff Letters;

(iii)                               the Closing Date Purchase Price pursuant to Section 2.2(b)(ii) by wire transfer of immediately available funds, to the accounts designated by Seller; and

(iv)                              a certificate executed by each Buyer Party, dated as of the Closing Date, in accordance with Section 7.6.

Section 2.5                                              Post-Closing Adjustment.

(a)                                 Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a consolidated balance sheet of the Target Companies as of 11:59 p.m. on the day immediately preceding the Closing Date, prepared in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Audited Financial Statements; provided that such balance sheet shall reflect the Transaction Costs accrued as of the Closing and shall include each of the items set forth in the definition of Closing Working Capital (whether or not otherwise required to be included on a balance sheet prepared in accordance with GAAP), but otherwise shall be calculated without giving effect to the consummation of the Contemplated Transactions and shall exclude any Indebtedness incurred under financing or refinancing arrangements entered into at any time by any of the Buyer Parties or any other transaction entered into by any of the Buyer Parties in connection with the Contemplated Transactions (including with respect to any of the Target Companies) (such balance sheet, the “Proposed Final Balance Sheet”).  The Proposed Final Balance Sheet shall also include schedules setting forth the calculation of (i) Closing Working Capital as of 11:59 p.m. on the day immediately preceding the Closing Date as reflected in the Proposed Final Balance Sheet (the “Proposed Final Closing Working Capital”), (ii) Cash of the Target Companies as of 11:59 p.m. on the day immediately preceding the Closing Date as reflected in the Proposed Final Balance Sheet (the “Proposed Final Closing Cash”) and (iii) the Balance Sheet Indebtedness of the Target Companies as of 11:59 p.m. on the day immediately preceding the Closing Date as reflected in the Proposed Final Balance Sheet (the “Proposed Final Balance Sheet Indebtedness”).  The Proposed Final Closing Balance Sheet, together with such schedules, is referred to herein as the “Proposed Final Closing Statement”.

(b)                                 Seller will have forty-five (45) calendar days following delivery of the Proposed Final Closing Statement during which to notify Buyer in writing (the “Notice of Objection”) of any objections to the preparation of the Proposed Final Balance Sheet or the calculation of the Proposed Final Closing Working Capital, Proposed Final Closing Cash, and Proposed Final Balance Sheet Indebtedness, in each case, setting forth the basis of its objections in such detail as will permit Buyer to understand such objections, and the U.S. dollar amount of each objection.  In reviewing the Proposed Final Closing Statement, Seller (i) shall be entitled to reasonable access during normal business hours to all material personnel, accountants, books, records, contracts and documents of the Target Companies that are required by Seller to confirm the accuracy of the Proposed Final Closing Statement, and (ii) shall be furnished by the Target Companies such information and data that Seller may reasonably request and that is readily available to the Target Companies, including the basis of Buyer’s calculations with respect to the Proposed Final Closing Statement, the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and the Proposed Final Balance Sheet Indebtedness in such detail as will permit Seller to understand clearly such calculations.  If Seller fails to deliver a Notice of Objection within such forty-five (45) day period, the Proposed Final Closing Statement, together with Buyer’s calculation of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and the Proposed Final Balance Sheet Indebtedness reflected thereon, shall be conclusive and binding on all Parties and they shall become the “Final Balance Sheet,” the “Final Closing Working Capital,” the “Final Closing Cash,” and the “Final Balance Sheet Indebtedness.”  If Seller submits a Notice of Objection, then (i) for thirty (30) calendar days after the date Buyer receives the Notice of Objection, Seller and Buyer will cooperate with each other and attempt in good faith to agree on the items set forth in the Notice of Objection and the resulting calculation of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and/or the Proposed Final Balance Sheet Indebtedness, as the case may be, and amounts resolved by such attempts shall be conclusive and binding on the Parties, and (ii) failing such agreement within such thirty (30) calendar day period, the items set forth in the Notice of Objection that have not been resolved will be resolved in accordance with Section 2.5(c); and the Proposed Final Closing Statement, and the calculation of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and the Proposed Final Balance Sheet Indebtedness reflected thereon, as they may be modified through the procedures set forth in clauses (i) and (ii) of this sentence, shall be conclusive and binding on the Parties and shall become the “Final Balance Sheet,” the “Final Closing Working Capital,” the “Final Closing Cash,” and the “Final Balance Sheet Indebtedness.”

(c)                                  Any amounts remaining in dispute at the conclusion of the thirty (30) calendar day period referred to in Section 2.5(b) that were properly included in the Notice of Objection (the “Unresolved Changes”) shall be submitted to the New York, New York office of Hein & Associates LLP (the “Accounting Arbitrator”).  Seller and Buyer agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter consistent with this Agreement.  Within ten (10) Business Days following the submission of such Unresolved Changes to the Accounting Arbitrator, Seller and Buyer will each deliver to the other and to the Accounting Arbitrator a notice setting forth in reasonable detail their Proposed Final Balance Sheet and calculation of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and/or the Proposed Final Balance Sheet Indebtedness, as the case may be.  The Accounting Arbitrator shall act as an arbitrator to determine, based on the provisions of this Section 2.5 and the definitions referred to herein, only the Unresolved Changes.  The Accounting Arbitrator shall be instructed to (i) review each of Seller’s and Buyer’s Proposed Final Closing Balance Sheet and their calculations of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and/or the Proposed Final Balance Sheet Indebtedness, as the case may be, (ii) only make determinations with respect to the Unresolved Changes and not make changes to the other amounts not in dispute, (iii) based on its review of the Unresolved Changes, determine the Final Closing Balance Sheet, including the Final Closing Working Capital, the Final Closing Cash and/or the Final Balance Sheet Indebtedness, as the case may be, each of which shall be no higher than the higher, and no lower than the lower, of the calculations of the Proposed Final Closing Working Capital, the Proposed Final Closing Cash and/or the Proposed Final Balance Sheet Indebtedness, as the case may be, respectively, of the Parties, and (iv) provide a written description of the basis for such determination within thirty (30) days after such matter has been submitted to the Accounting Arbitrator, which written determination shall be final, binding and conclusive on the Parties.  Each of the Parties shall furnish, at its own expense, the Accounting Arbitrator and the other Party with such documents and other written information as the Accounting Arbitrator may request.  Each Party may also furnish to the Accounting Arbitrator such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Accounting Arbitrator.  The Accounting Arbitrator may, at its discretion, conduct one or more conferences with respect to the dispute between the Parties, at which conference each Party shall have the right to present such additional documents, materials and other information related to the Unresolved Changes and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion.  The fees and expenses of the Accounting Arbitrator shall be borne by Seller and Buyer, respectively, in inverse proportion to the degree that each prevails in the dispute, which proportionate allocation shall also be determined by the Accounting Arbitrator.

(d)                                 Within five (5) Business Days of the determination, in accordance with this Section 2.5, of the Final Balance Sheet:  (i) if the Final Purchase Price exceeds the Closing Date Purchase Price, Buyer shall, and Parent shall cause Buyer to, pay to Seller an amount equal to the amount of such excess, and (ii) if the Final Purchase Price is less than the Closing Date Purchase Price (as determined pursuant to Sections 2.1 and 2.2(a)), Seller shall be required to pay to Buyer an amount equal to such deficit.  Any amounts paid pursuant to this Section 2.5(d) shall be paid in cash.

(e)                                  The dispute resolution provisions of this Section 2.5 shall not apply to, and the scope of the Accounting Arbitrator’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

Section 2.6                                              Payments.  All payments of cash pursuant to Section 2.5(d) shall be paid by wire transfer of immediately available funds to the account or the accounts designated in writing by Seller or to Buyer, as the case may be.  Whenever any such payment under Section 2.5(d) shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company hereby represents and warrants to the Buyer Parties as set forth in this Article III.

Section 3.1                                              Organization and Good Standing.

(a)                                 The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement.  Schedule 3.1(a) lists each of the other Target Companies, together with the jurisdiction in which each such Target Company is organized.  Each such other

Target Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such Target Company is organized.

(b)                                 The Target Companies have full power and authority to conduct the Company Business as it is now being conducted and to own or use the properties and assets that they purport to own or use in conducting the Company Business.

Section 3.2                                              Enforceability; Authority; No Conflict.

(a)                                 This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  The Company has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the Contemplated Transactions, and such action has been duly authorized by all necessary corporate or other entity action.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions, does not and will not:  (i) violate any provision of the Governing Documents of the Target Companies, or any resolution adopted by the respective boards of directors or shareholders (or similar management group) of any such entity, as applicable; (ii) assuming receipt of the consents set forth in Schedule 3.2(c), violate or conflict with any material provisions of any Legal Requirements or any Order to which any of the Target Companies are subject; (iii) except as set forth on Schedule 3.2(b)(iii) (the “Required Consents”), violate, conflict with, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty, premium or other payment to arise or accrue under any Material Contract to which any of the Target Companies is a party or by which any such entity is bound or to which any such entity’s respective properties or assets is subject; or (iv) result in the creation or imposition of any Encumbrance (except Permitted Encumbrances and any Encumbrances imposed directly or indirectly by Buyer) upon any of such properties or assets of the Target Companies or with respect to the Equity Interests of the Target Companies.

(c)                                  Except as set forth in Schedule 3.2(c), no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body or any Third Party is required to be made or obtained by any of the Target Companies, in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions.

Section 3.3                                              Target Company Records.

(a)                                 The Company has provided or made available to Buyer or one or more of its Representatives true, correct and complete copies of the Governing Documents of the Target Companies, in each case as amended and in effect on the date hereof.

(b)                                 The minute books of the Target Companies (or similar books and records kept in accordance with the Governing Documents of such Target Companies), to the extent they have been maintained, have been previously made available to Buyer or one or more of its Representatives, are all of such minute books or similar books and records of the Target Companies and are complete and correct in all material respects in respect of the minutes contained in such minute books.

Section 3.4                                              Target Company Interests; Title.

(a)                                 The Equity Interests of the Target Companies, as of the date hereof, consist solely of the Equity Interests set forth on Schedule 3.4(a) and, except as set forth in Schedule 3.4(a), all of such Equity Interests (i) are issued and outstanding, (ii) have been duly authorized and are validly issued, (iii) were issued in compliance with all applicable state and federal securities laws, (iv) were not issued in breach of any Equity Commitments, and (v) are held of record and owned beneficially as set forth on Schedule 3.4(a).  Except as set forth on Schedule 3.4(a), (A) no Equity Commitments of any of the Target Companies exist, (B) no Contracts exist with respect to the voting or transfer of any of the Target Companies’ Equity Interests, (C) no Person is obligated to redeem or otherwise acquire any of the Target Companies’ Equity Interests and (D) each of the Persons identified on Schedule 3.4(a) as the owner of the Equity Interests of each Target Company has good, valid and marketable title to the Equity Interests of such Target Company free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances imposed directly or indirectly by Buyer.  Other than as set forth on Exhibit A and Schedule 3.1(a), the Target Companies do not own, directly or indirectly, any Equity Interests in any Person.

(b)                                 Schedule 3.4(b) sets forth the Equity Interests of the JVs that are held by any of the Target Companies and the corresponding ownership percentage of such JVs held by such Target Company relative to the ownership percentages held by other Persons in such JVs.  Such Equity Interests are held of record and owned beneficially by such Target Company as set forth on Schedule 3.4(b).  The Company or one or more of its Subsidiaries has good, valid and marketable title to such Equity Interests free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances imposed directly or indirectly by Buyer or the Governing Documents of such JV.

Section 3.5                                              Absence of Certain Change.  Except as described in Schedule 3.5, since the Interim Balance Sheet Date and through the date hereof, (a) the Target Companies have conducted the Company Business in the Ordinary Course of Business, (b) there has not been any event or circumstance in respect of the Company Business or its financial condition, operations, or assets that, individually or in the aggregate with other known events or circumstances, has resulted or would reasonably be expected to result in a Material Adverse Effect, and (c) the Target Companies have not taken any action or failed to take any action that would have resulted in a breach of Section 8.1 or would have required consent of the Buyer Parties pursuant to Section 8.1 had such action or omission occurred after the date of this Agreement.

Section 3.6                                              Employee Benefits.

(a)                                 Schedule 3.6(a) contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all material equity, equity incentive, severance, change-in-control, bonus, incentive, retention, deferred compensation, salary continuation, employee loan and all other material employee benefit (including fringe benefit) plans, agreements, programs, policies or other arrangements, in each case, in which any current or former employee of the Target Companies (collectively, the “Employees”) has any present or future right to payments or benefits and which are sponsored by or maintained by any of the Target Companies, (but, for the avoidance of doubt, excluding Transition Plans), but excluding for purposes of Schedule 3.6(a) any employment agreement (all such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”).

(b)                                 Schedule 3.6(b) contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all material employee loan and all other material employee benefit plans, agreements, programs, policies or other arrangements, in each case that is not a Company Plan, in which any Employee has any present or future right to payments or benefits and in which any of the Target Companies is a participating employer or under which any of the Target Companies or any of their ERISA Affiliates has any material present or future liability (actual or contingent) other than Company Plans (all such plans, agreements, programs, policies and arrangements other than Company Plans and other than as specified on Schedule 3.6(b)(i) shall be collectively referred to as the “Transition Plans” and together with the Company Plans the “Group Plans”).

(c)                                  With respect to each Group Plan, the Company has provided to Buyer a current, accurate and complete copy (or to the extent no such copy exists an accurate description) thereof, except for multiple agreements that are substantially similar to a standard form, in which case only such form has been made available, and, to the extent applicable:  (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or, for a plan maintained pursuant to a prototype document, opinion letter, if applicable; (iii) any summary plan description; (iv) the nondiscrimination testing performed for the most recent plan year, if applicable; and (v) the two (2) most recent Annual Reports on IRS Form 5500, if applicable.

(d)                                 Except as set forth on Schedule 3.6(d), with respect to each Company Plan:  (i) each has been established and administered in all material respects in accordance with its terms and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Legal Requirements; (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could result in a material tax or penalty has occurred; (iii) no material actions, suits or claims are pending or, to the knowledge of the Company, threatened and no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims; and (iv) none is subject to Title IV of ERISA or Section 412 of the Code.

(e)                                  Except as set forth on Schedule 3.6(e), (i) each Group Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and to the knowledge of the Company nothing has occurred since the date of such letter, whether by action or failure to act, that could reasonably be expected to cause the revocation of such letter or the loss of such qualification, (ii) all material contributions and premium payments required to be made as of the date hereof in respect of each Group Plan, with respect to Employees, have been timely made; (iii) with respect to each Transition Plan, none is subject to Section 413(c) of the Code; and

(iv) with respect to any Group Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, to the knowledge of the Company, threatened, or in progress.

(f)                                   None of the Target Companies has incurred any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements;

(g)                                  Except as disclosed on Schedule 3.6(g) or as provided in Section 8.5, no Company Plan as a result of the execution of this Agreement or the Contemplated Transactions (whether alone or in connection with any other event(s)) would, with respect to any Employee:

(i)                                     result in severance pay or any increase in severance pay upon any termination of service; or

(ii)                                  accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase the amount payable.

(h)                                 The execution of this Agreement or the Contemplated Transactions (whether alone or in connection with other events), will not result in any payment under any Company Plan that would not be deductible under Section 280G of the Code.

(i)                                     Each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established and maintained in all material respects in accordance with its terms and in substantial compliance with Section 409A of the Code and the applicable regulatory guidance issued thereunder.

Section 3.7                                              Compliance with Legal Requirements; Governmental Authorizations.

(a)                                 Except as set forth in Schedule 3.7(a), since the date that is two years prior to the date of this Agreement, the Target Companies are not and have not been in material violation of any applicable Legal Requirements (which term for this purpose shall not include Environmental Laws or Legal Requirements relating to Taxes, employee benefits matters or employee matters).

(b)                                 Except as set forth on Schedule 3.7(b), for the past two years, none of the Target Companies has received any written notice or, to the knowledge of the Company, other notice, from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement (which term for this purpose shall not include Environmental Laws or Legal Requirements relating to Taxes, employee benefits matters or employee matters) applicable to it.

(c)                                  Except as set forth on Schedule 3.7(c), (i) each Governmental Authorization (which term for this purpose shall not include Governmental Authorizations relating to Environmental Matters, Taxes, employee benefits matters or employee matters) that is material to the operation of the Company Business, as currently being conducted, has been issued to the applicable Target Company and is valid and in full force and effect; (ii) such Governmental Authorizations constitute all that are required for the operation of the Company Business as currently conducted (other than any Governmental Authorizations that are not material to the Target Companies taken as a whole); (iii) the holder thereof is in material compliance with such Governmental Authorization; and (iv) there has been no pending or, to the knowledge of the Company, threatened Proceedings seeking termination, revocation, suspension or adverse modification of any such Governmental Authorizations.  Schedule 3.7(c) sets forth a list of all such Governmental Authorizations referenced in clause (c)(i) above.  The Company has provided or made available to Buyer true, correct and complete copies of all such Governmental Authorizations referenced in clause (c)(i) above.

Section 3.8                                              Legal Proceedings; Orders.

(a)                                 Except for employee benefit matters which are the subject of Section 3.6, employee matters which are the subject of Section 3.11, Taxes which are the subject of Section 3.13, Environmental Matters which are the subject of Section 3.15, and real property matters which are the subject of Section 3.17, and except as set forth in Schedule 3.8(a), there is no pending, or, to the Company’s knowledge, threatened, material Proceeding by or against or affecting any of the Target Companies or the properties or assets of any of the Target Companies.

(b)                                 Except for employee benefit matters which are the subject of Section 3.6, employee matters which are the subject of Section 3.11, Taxes which are the subject of Section 3.13, Environmental Matters which are the subject of Section 3.15, and real property matters which are the subject of Section 3.17, and except as set forth in Schedule 3.8(b), there is no Order in regard to the Target Companies (other than orders of general applicability not specific to any of the Target Companies) that, individually or in the aggregate, is material to the properties, assets or operations of the Target Companies, taken as a whole.

Section 3.9                                              Contracts; No Defaults.

(a)                                 Schedule 3.9(a) contains, as of the date hereof, an accurate and complete list of each Material Contract (or in the case of forms described in clause (ii) of this Section 3.9(a), a listing of such forms) and (ii) except for multiple agreements that are substantially similar to a standard form, in which case only such form has been made available, the Target Companies have made available to Buyer or one or more of its Representatives accurate and complete copies of all such Material Contracts and such standard forms.

(b)                                 Except as set forth in Schedule 3.9(b):

(i)                                     each Material Contract is in full force and effect and is a valid and enforceable obligation of the Target Company that is a party thereto, and, to the knowledge of the Company, any counterparty thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity); and

(ii)                                  no event or condition exists that constitutes or, after notice or a lapse of time or both, will constitute, a material default on the part of any of the Target Companies or, to the knowledge of the Company, by any counterparty thereto under any such Material Contract.

(c)                                  For purposes of this Agreement, “Material Contract” means any of the following Contracts of any of the Target Companies (excluding any Contracts to be executed and delivered pursuant to this Agreement):

(i)                                     any Contract evidencing outstanding Indebtedness exceeding $10,000,000 individually;

(ii)                                  any Contract of surety, guarantee or indemnification by any of the Target Companies outside of the Ordinary Course of Business of the Target Companies;

(iii)                               any Affiliate Agreement that will survive the Closing;

(iv)                              (A) any Contract pursuant to which any Employee is entitled to receive an annual salary in excess of $250,000 or (B) any Contract pursuant to which any consultant is entitled to receive fees in excess of $250,000 which is not terminable at will or with less than thirty (30) days’ notice without penalty or providing for termination payments;

(v)                                 other than Company Agreements, any Contract which may not be terminated by the Target Companies party thereto without penalty on 90 days’ or fewer notice and which could reasonably be expected either to (A) commit the Target Companies to aggregate expenditures of more than $10,000,000 in any calendar year or (B) give rise to revenues of more than $10,000,000 in any calendar year;

(vi)                              other than the Governing Documents of the Target Companies, any Contract in respect of an equity investment or relating to ongoing rights and obligations with respect to a formal written partnership agreement or a material contractual joint venture;

(vii)                           other than customary provisions included in Company Agreements, agreements with respect to the sharing, allocation or indemnities of Taxes or Tax costs that will survive the Closing (other than any agreements which are described in Section 3.9(c)(i) - (v) or Section 3.9(c)(x) - (xvii), or would be so described in Section 3.9(c) but for the $10,000,000 threshold, or would be so described in Section 3.9(c)(v) but for the limitations in Section 3.9(c)(v)(A) or (B);

(viii)                        agreements for the future sale of any assets, property or rights or for the grant of any options or preferential rights to purchase any assets, property or rights, in each case for consideration in excess of $10,000,000;

(ix)                              documents granting any power of attorney with respect to the material affairs of the Target Companies (taken as a whole), excluding powers of attorney granted in the Ordinary Course of Business with respect to international operations;

(x)                                 agreements evidencing settlement of litigation with outstanding obligations in excess of $2,000,000;

(xi)                              full requirements purchase or supply contracts with a remaining term of more than thirty-six (36) months;

(xii)                           any Contract with respect to a Company Agreement that (A) has a term longer than one (1) year and has a positive or negative fair market value in excess of $2,000,000 or (B) has a positive or negative fair market value in excess of $6,000,000, in each case, as calculated as of the Interim Balance Sheet Date;

(xiii)                        any Contract containing exclusivity, noncompetition or nonsolicitation provisions where such provisions burden or otherwise restrict any Target Company, including any Target Company’s freedom to compete in any line of business or in any geographic area;

(xiv)                       any Contract that constitutes a pipeline or facility operating agreement;

(xv)                          any Lease under which any Target Company is the lessor or the lessee of Tangible Personal Property which cannot be terminated by such Target Company upon 90 days’ or fewer notice and involves an annual base rental of more than $1,000,000;

(xvi)                       any Contract pursuant to which Seller or any of its Affiliates (other than the Target Companies or the JVs) acts as a surety or otherwise guarantees the obligations of any of the Target Companies or the JVs;

(xvii)                    any letter of credit issued under any document governing Balance Sheet Indebtedness and any bond or guarantee posted by any Target Company or the Seller or its Affiliates that relate to the business or operations of any Target Company;

(xviii)                 the Transition Services Agreement; and

(xix)                       any amendments, modifications, extensions or renewals of any of the foregoing.

Section 3.10                                       Insurance.

(a)                                 Schedule 3.10(a) sets forth a true and complete list of all current workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other policies of property and casualty insurance (including liability, and business interruption insurance) insuring the properties, assets and/or operations of the Target Companies (collectively, the “Policies”), along with the aggregate coverage amount and type of each of the Policies.

(b)                                 As of the date of this Agreement, all premiums with respect to such Policies, which are required to have been paid, have been paid, and no notice of cancellation,

termination, or nonrenewal has been received or given with respect to any such Policy.  Except as set forth on Schedule 3.10(b), (i) each Policy is in full force and effect, (ii) each Policy is valid and binding on the applicable Target Company, (iii) none of the Target Companies is in default under any provision of any Policy that would give rise to the right of the counterparty to such Policy to terminate such Policy, (iv) each Policy will continue in full force and effect upon consummation of the Contemplated Transactions, and (v) there is no claim by any of the Target Companies or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

Section 3.11                                       Employees.

(a)                                 Schedule 3.11(a) of the Confidential Disclosure Letter contains a list of all of the Designated Employees as of the date hereof, specifying their location and status.  The Company has made available to Buyer or one or more of its Representatives true, correct and complete copies of each employment agreement for each Designated Employee (each, an “Employment Agreement”).

(b)                                 Except as set forth on Schedule 3.11(b):

(i)                                     None of the Target Companies is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization (a “Collective Bargaining Agreement”), no pending representation election petition or application for certification has been received by any of the Target Companies that names the Employees as potentially represented parties, and to the Company’s knowledge, there is no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees, nor, as of the date hereof, are any of the Target Companies the subject of any material Proceeding asserting that any of the Target Companies has committed an unfair labor practice or seeking to compel them to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past three (3) years, any strike, walk-out, work stoppage, slowdown or lockout involving any of the Target Companies;

(ii)                                  There is no material grievance or arbitration pending involving any of the Target Companies;

(iii)                               The Target Companies are in material compliance with all applicable Legal Requirements regulating employment and labor relations, including, but not limited to, provisions thereof related to wages, hours, equal opportunity, collective bargaining, layoffs, immigration compliance and the collection and payment of social security and other withholding taxes.  There are no Proceedings relating to employment with any of the Target Companies or compliance with Legal Requirements regulating employment and labor pending or, to the knowledge of the Company, threatened, by any Governmental Body, any employees or former employees, any party or parties representing any of such employees, or any former employer of a current employee, against any of the Target Companies before any court, arbitrator or other tribunal.  There are no charges of discrimination, wrongful termination or other similar complaints, including complaints related to unpaid wages, bonuses or other compensation or immigration laws pending against the Target Companies under any applicable federal or foreign (including international) Legal Requirement involving employees now or previously employed by the Target Companies that, if adversely determined, could be material to any of the Target Companies; and

(iv)                              None of the Target Companies has implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”).

Section 3.12                                       Intellectual Property Assets.

(a)                                 The term “Intellectual Property Assets” means all intellectual property material to the Company Business.  Schedule 3.12(a) sets forth (i) a complete list and description of all Intellectual Property Assets owned by any Target Company that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Body (“Registered Intellectual Property”) and (ii) a complete list of all licenses granted to a Target Company with respect to any Intellectual Property Assets (other than Off-the-Shelf Agreements). The applicable Target Company is the owner of all right, title and interest in and to each of the Intellectual Property Assets free and clear of all Encumbrances (except Permitted Encumbrances), or the applicable Target Company has a valid and existing license to use the Intellectual Property Assets.

(b)                                 All necessary registration, maintenance, and renewal fees in connection with the Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Body for the purposes of maintaining such Registered Intellectual Property.

(c)                                  (i) The conduct of the Company Business (as conducted by the Target Companies immediately prior to the Closing Date) does not infringe, violate, dilute or misappropriate the Intellectual Property rights of any Third Party, and (ii) no such claims have been asserted in writing that have not been resolved.

(d)                                 To the knowledge of the Company (i) no Third Party is infringing, violating, diluting or misappropriating the rights of any Target Company in the Intellectual Property Assets, and (ii) no such claims are pending by any of the Target Companies or threatened by any of the Target Companies against any Third Party.

(e)                                  The execution, delivery or performance of this Agreement and the consummation of the Contemplated Transactions will not result in the material loss or impairment of any of the Intellectual Property Assets and will not restrict or otherwise impair in any material respect the Company’s and its Subsidiaries’ right to use any of the Intellectual Property Assets after the Closing Date without payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that would otherwise be required to be paid by any of the Target Companies had the Contemplated Transactions not occurred.

Section 3.13                                       Taxes.

(a)                                 Seller has made available to Buyer complete and correct copies of all material Tax Returns of each Target Company filed after December 31, 2010 and copies of all material correspondence with Taxing authorities relating thereto.

(b)                                 Except as set forth on Schedule 3.13(b):  each of the Target Companies has timely filed (or caused to be timely filed) all material Tax Returns that were required to be filed by the Target Companies, and all such Tax Returns are correct and complete;  all material Taxes shown to be due and payable by any of the Target Companies on such Tax Returns have been paid, except for Taxes being contested in good faith through appropriate proceedings;  no Target Company (A) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income tax return, and (B) has any liability for the Taxes of another Person other than such entity under Treasury Regulation Section 1.1502-6, as a transferee or successor or by contract,  no Target Company has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); (v) none of the Target Companies or any of their respective Subsidiaries are a party to, bound by or obligated under any tax sharing agreement, tax indemnification agreement or similar Contract or arrangement; and (vi) none of the Target Companies or any of their respective Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return and no request for any such extension is pending.

(c)                                  To the knowledge of the Company, except as set forth on Schedule 3.13(c), (i) there are no Encumbrances for Taxes upon any of the assets of the Target Companies, except for Encumbrances for Taxes not yet due and payable or being contested in good faith through appropriate proceedings; (ii) no Tax Return of, or that includes, any of the Target Companies is currently being examined by, and no written notice of any such examination or of a proposed assessment or other adjustment in respect of such Tax Return has been received from, any Tax authority; (iii) there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return; and (iv) with respect to the Company Business, no written claim has been made by a Tax authority in a jurisdiction where Seller or the Target Companies have not filed a Tax Return that Seller or the Target Companies may be subject to taxation by that jurisdiction for Taxes.

(d)                                 Each of the Target Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e)                                  None of the Target Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(f)                                   Except as set forth on Schedule 3.13(f), each of the Target Companies has been and currently is treated as either (i) an entity disregarded from its owner or (ii) a partnership for U.S. federal income tax purposes.

(g)                                  This Section 3.13 sets forth the sole and exclusive representations and warranties of the Company with respect to Tax matters.  The representations and warranties in this Section 3.13 refer only to the past activities of the Target Companies and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning after, or any Tax position taken after, the Closing Date.

Section 3.14                                       Brokers or Finders.  Except as set forth on Schedule 3.14, none of the Target Companies or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions for which any of the Target Companies could be liable.  Without limiting the foregoing, Seller is obligated to pay customary broker fees pursuant to an engagement letter with Barclays Capital Inc., and is obligated to make certain payments to the Agriculture Buyer pursuant to the terms of the purchase agreement pursuant to which the Agriculture Company was sold to Agriculture Buyer and none of the Buyer Parties or the Target Companies shall have any liability therefor.  None of the Target Companies shall have any liability in connection with such obligations.

Section 3.15                                       Environmental Compliance.  Except as set forth on Schedule 3.15:

(a)                                 (i) the Target Companies are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, and (ii) the Target Companies possess, and for the past three (3) years have been in compliance with, all Environmental Permits, except, in each case, for such non-compliance which, individually or in the aggregate, has not resulted in a material Environmental Liability.  The Target Companies have timely filed renewal applications for all Environmental Permits for which renewal is pending.

(b)                                 There are no pending or, to the knowledge of the Company, threatened Proceedings under or relating to any Environmental Law that would reasonably be expected to result in a material Environmental Liability to any of the Target Companies, or the revocation or termination of any of a Target Company’s Environmental Permits.  For the past three years, none of the Target Companies has received written notice of or has knowledge of any claim or demand made or threatened by any Person against any of the Target Companies, Owned Real Property or Leased Real Property relating to Environmental Liability for (A) actual or alleged On-Site Contamination; (B) any alleged violation of Environmental Laws; (C) actual or alleged Off-Site Contamination, in each case, which is or could reasonably be expected to result in a material Environmental Liability to any of the Target Companies or the revocation or termination of any of a Target Company’s Environmental Permits.  None of the Target Companies is subject to any Order or third party agreement or Encumbrance with respect to any Environmental Law or any Environmental Liability that is or could reasonably be expected to result in a material Liability to any of the Target Companies.

(c)                                  No On-Site Contamination exists and, to the knowledge of the Company, no Off-site Contamination exists that could reasonably be expected to result in a material Environmental Liability to any of the Target Companies.

(d)                                 None of the Target Companies has been identified by a Governmental Body or other Person as potentially responsible within the meaning of applicable Environmental Law for Environmental Liability associated with any site or location formally identified by a Governmental Body as requiring or recommended for environmental investigation or cleanup, which Environmental Liability is or could reasonably be expected to result in a material Environmental Liability to any of the Target Companies.

(e)                                  To the knowledge of the Company, neither the Owned Real Property nor the Leased Property has been formally identified by any Governmental Body or any other Person as requiring or recommended for environmental investigation or cleanup.

(f)                                   Regarding all Environmental Permits for which renewal, amendment, or modification is currently pending, no expenditures, capital improvements, or changes in operation, in each case which are material in nature, will be necessary as a condition or as a result of such renewal, amendment, or modification.

(g)                                  This Section 3.15 sets forth the sole and exclusive representations and warranties of the Company with respect to Environmental Matters.

Section 3.16                                       Financial Statements; No Undisclosed Liabilities.

(a)                                 Schedule 3.16(a) contains true and complete copies of (i) the audited consolidated balance sheets of the Target Companies as of December 31, 2011 and 2012 and the related audited consolidated statements of operations and cash flows for the year ended December 31, 2010, 2011 and 2012, including any notes thereto (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Target Companies as of September 30, 2013 (the “Interim Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the eight-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in conformity with GAAP (except in each case as described in the notes thereto) applied on a consistent basis throughout the periods covered thereby using the same accounting principles, policies and methods historically used in connection with the calculation of the items reflected thereon and fairly present, in all material respects, the financial condition and results of operations of the Target Companies (taken as a whole) as of the respective dates thereof and for the respective periods indicated therein, except that the Interim Financial Statements omit footnotes and are subject to normal, recurring year-end adjustments and accruals necessary to present fairly the financial condition and results of operations of the Target Companies (taken as a whole).

(b)                                 The Target Companies do not have any Liabilities that are required by GAAP to be reflected on the Financial Statements that are not reflected or reserved against thereon or in the notes thereto other than:

(i)                                     Liabilities incurred since the Interim Balance Sheet Date in the Ordinary Course of Business;

(ii)                                  Liabilities incurred in connection with the Contemplated Transactions;

(iii)                               as set forth on Schedule 3.16(b); and

(iv)                              any other Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.17                                       Real Properties.

(a)                                 Schedule 3.17(a) sets forth a list of all real properties owned in fee simple by the Target Companies, identifying thereon those properties mortgaged, or required to be mortgaged, under the ABL and, with respect to each property listed thereon, the name of the entity holding title thereto and the address of such property (such properties, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto (the “Owned Real Property”).  Except as set forth on Schedule 3.17(a), none of the Owned Real Property is subject to a mortgage or deed of trust other than Permitted Encumbrances.  With respect to each Owned Real Property, on the Closing Date (i) at least one of the Target Companies shall have good and indefeasible fee simple title to such Owned Real Property, which shall be free and clear of all Encumbrances as of the Closing Date, except Permitted Encumbrances; (ii) except as set forth in Schedule 3.17(a), the Target Companies shall not have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) except as set forth in Schedule 3.17(a) and other than the right of Buyer pursuant to this Agreement, there will be no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  To the knowledge of the Company and except as set forth in Schedule 3.17(a)(i), (i) the Target Companies have legal access to each parcel of Owned Real Property sufficient for the operation of the Company Business (as conducted by the Target Companies immediately prior to the date hereof and to the Closing consistent with past practices) and (ii) each parcel of Owned Real Property is serviced by and has access to public utilities or utilities are available for each parcel of Owned Real Property sufficient for the operation of the Company Business (as conducted by the Target Companies immediately prior to the date hereof and to the Closing consistent with past practices).  There is no pending, or, to the knowledge of the Company, threatened, condemnation, proposed condemnation or similar proceeding affecting any Owned Real Property that could reasonably be expected to prevent, delay, make illegal or otherwise interfere with, the operation of the Company Business (as conducted by the Target Companies immediately prior to the date hereof and to the Closing consistent with past practices).

(b)                                 Schedule 3.17(b) sets forth a list of the addresses of all real property that is leased or subleased by the Target Companies as lessee or licensee (including pursuant to leases that have expired by their terms since the date hereof but under which any Target Company remains in possession of the leased premises) pursuant to any Lease Agreement (collectively, the “Leased Real Property”).  Except as disclosed on Schedule 3.17(b), the Company has delivered to Buyer a true and complete copy, in all material respects, of each Lease Agreement.  Except as set forth in Schedule 3.17(b), as of the Closing Date, with respect to each Lease Agreement:  (i) such Lease Agreement shall be legal, valid, binding, enforceable and in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and the Target Companies will have the benefits as a lessee thereunder; and (ii) the Target Companies will not be in breach or default under any Lease Agreement, and to the knowledge of the Company, no event will have occurred or circumstance exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.  None of the Target Companies has received a written notice of default with respect to any such Lease Agreement which has not been cured and, to the knowledge of the Company, no other party to any Lease Agreement is in default thereunder.  None of the Target Companies has mortgaged, pledged or otherwise encumbered its interest in any such Leased Real Property, except for any Permitted Encumbrance.  The side track, spur or related land lease agreements with railroad companies (collectively, the “Rail Agreements”) of the Target Companies are sufficient for operation of the Company Business (as conducted by the Target Companies immediately prior to the date hereof and to the Closing) consistent with past practices.

Section 3.18                                       Bank Accounts; Authorized Signatories.  Set forth on Schedule 3.18 is a list of the names of each bank, broker or other financial institutions in which any of the Target Companies maintains one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons holding powers of attorney on behalf of any of the Target Companies and/or are authorized to sign on and/or draw on such accounts or to have access to such safe deposit boxes.

Section 3.19                                       Affiliate Agreements.  Schedule 3.19 provides a complete list of all Contracts between (i) any of the Target Companies and (ii) any director, officer, or Affiliate of the Company (other than another Target Company and other than Company Agreements in respect of Commodities or securities traded on a regulated commodities or securities exchange) and except for employee benefits matters which are the subject of Section 3.6 and employee matters which are the subject of Section 3.11), (each referred to herein as an “Affiliate Agreement” and together the “Affiliate Agreements”) that are in effect on the date hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Agreement, the Seller hereby represents and warrants to the Buyer Parties as set forth in this Article IV.

Section 4.1                                              Organization and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement.  Seller has full power and authority to conduct its business and to own or use the properties and assets that Seller purports to own or use in conducting its business.

Section 4.2                                              Enforceability; Authority; No Conflict.

(a)                                 This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  Seller has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the Contemplated Transactions, and such action has been duly authorized by all necessary corporate or other entity action.

(b)                                 The execution, delivery and performance by Seller of this Agreement and the consummation of the Contemplated Transactions, does not and will not:  (i) violate any provision of the Governing Documents of Seller, or any resolution adopted by the respective boards of directors or shareholders (or similar management group) of Seller, as applicable; (ii) assuming receipt of the consents set forth in Schedule 4.2(c), violate or conflict with any provisions of any Legal Requirements or any Order to which Seller is subject; (iii) except as set forth on Schedule 4.2(b)(iii) (the “Seller Required Consents”), violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or other payment to arise or accrue under any material Contract to which Seller is a party or by which Seller is bound or to which Seller’s properties or assets is subject; or (iv) result in the creation or imposition of any Encumbrance (except Permitted Encumbrances and any Encumbrances imposed directly or indirectly by Buyer) upon any of such properties or assets of Seller or with respect to the Transferred Interests.

(c)                                  Except as set forth in Schedule 4.2(c), no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body or any Third Party is required to be made or obtained by Seller, in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions.

Section 4.3                                              Ownership of Equity.  Seller owns, legally, beneficially and of record, and has good, valid and marketable title to, all of the Transferred Interests set forth on Schedule 4.3(a), free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances imposed directly or indirectly by Buyer.  Except as set forth on Schedule 4.3(b), Seller is not a party to any Contracts with respect to the voting or transfer of any of the Transferred Interests.

Section 4.4                                              Brokers or Finders.  Except as set forth on Schedule 4.4, Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

Section 4.5                                              Legal Proceedings; Orders.  There is no pending, or, to Seller’s knowledge, threatened, Proceeding by or against Seller or any Order to which Seller is subject that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the Contemplated Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Except as set forth in the schedules attached hereto and provided by Buyer, each of the Buyer Parties hereby represents and warrants to the Seller Parties as set forth in this Article IV.

Section 5.1                                              Organization and Good Standing.  Parent is a limited partnership duly organized, validly existing and in good standing under the laws of State of Delaware, with full power and authority to enter into this Agreement.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement.  The Buyer Parties and their respective Subsidiaries have full power and authority to conduct the Parent business as it is now being conducted and to own or use the properties and assets, including the properties and assets of the Buyer Parties and their respective Subsidiaries that they purport to own or use in conducting in the Parent business.  Parent has provided or made available to Seller or one or more of its Representatives true, correct and complete copies of the Governing Documents of each Buyer Party, in each case, as amended and in effect on the date hereof.

Section 5.2                                              Enforceability; Authority; No Conflict.

(a)                                 This Agreement constitutes the legal, valid and binding obligation of each Buyer Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  Each Buyer Party has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations and consummate the Contemplated Transactions, and such actions have been duly authorized by all necessary corporate (or other entity) action.

(b)                                 The execution, delivery and performance by each Buyer Party of this Agreement and the consummation of the Contemplated Transactions, does not and will not:  (i) violate any provision of the Governing Documents of such Buyer Party, or any resolution adopted by the board of directors or shareholders (or similar management group) of such Buyer Party; (ii) assuming receipt of the consents set forth in Schedule 5.2(c), violate or conflict with any provisions of any Legal Requirements or any Order to which such Buyer Party is subject; (iii) except as set forth on Schedule 5.2(b)(iii) (the “Buyer Required Consents”), violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which such Buyer Party is a party or by which it is bound or to which any of its properties or assets is subject; or (iv) result in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties or assets of the Parent business.  Each Buyer Party has all necessary authorizations and approvals necessary in connection with this Agreement or the consummation of the Contemplated Transactions.

(c)                                  Except as set forth in Schedule 5.2(c), no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body or any Third Party is required to be made or obtained by either Buyer Party in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions, including the conduct of the Company Business.

Section 5.3                                              Available Funds.  Parent has, and at the Closing, Buyer will have cash on hand in an amount sufficient to:  (i) pay the Closing Date Purchase Price and perform the other obligations of the Buyer Parties hereunder; and (ii) pay any other payments, penalties, fees and expenses or other costs incurred in connection with, related to, arising out of or necessary to consummate the Contemplated Transactions.  Each of the Buyer Parties agrees and acknowledges that its obligations to consummate the Contemplated Transactions are not subject to the availability of any financing.

Section 5.4                                              Securities Matters.  The Transferred Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Interests or any interest in them.  Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Interests.  The Buyer Parties acknowledge that the Transferred Interests have not been registered under the Securities Act, or any other applicable Legal Requirement of any state or other jurisdiction (domestic or foreign), and understand and agree that Buyer may not sell or dispose of any of the Transferred Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable Legal Requirement of any state or other jurisdiction (domestic or foreign).

Section 5.5                                              Brokers or Finders.  Except as set forth on Schedule 5.5, none of the Buyer Parties, or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions for which Seller or any of its Affiliates could be liable.

Section 5.6                                              Investigation.  The Buyer Parties acknowledge and agree that they (a) have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the Target Companies, the Transferred Interests, the Company Business and the assets and Liabilities thereof, the Contemplated Transactions and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, and (b) have been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller, the Target Companies, the Transferred Interests, the Company Business and the assets and Liabilities thereof and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as the Buyer Parties have requested.  The Buyer Parties further acknowledge and agree that (i) the only representations and warranties made by the Company or any of its Affiliates (including Seller and the Company’s Subsidiaries) are the representations and warranties expressly set forth in Article III and Article IV (as modified by the Schedules hereto) and the Buyer Parties have not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Company or any of its Affiliates, any Representatives of the Company or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Company’s banking representatives, or management presentations, Data Room or other due diligence information, and that the Buyer Parties will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any claims that any Buyer Indemnified Party may have for breach of any representation or warranty shall be based solely on the representations and warranties expressly set forth in Article III and Article IV (as modified by the Schedules hereto).

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER PARTIES’ OBLIGATION TO CLOSE

The obligation of the Buyer Parties to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

Section 6.1                                              Accuracy of Representations.

(a)                                 The Company’s representations and warranties in Article III of this Agreement shall be true and accurate in all respects as of the Closing Date as if made on the Closing Date (other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date), in each case without regard to any express qualifier therein as to materiality or Material Adverse Effect, except for such inaccuracies that, individually or in the aggregate, have not resulted in a Material Adverse Effect.

(b)                                 (i) Seller’s representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date) and (ii) Seller’s representations and warranties set forth in Section 4.5 shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date).

Section 6.2                                              Performance.

(a)                                 The covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(b)                                 The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed or complied with in all material respects.

Section 6.3                                              Material Governmental Approval.  The Material Governmental Approval shall have been obtained and shall be in full force and effect.

Section 6.4                                              Additional Documents.  The agreements, documents and instruments required by Section 2.4(a) and Section 2.4(b), and to be executed and delivered by the Company or Seller, as applicable, shall have been so executed and delivered, and each such document and instrument shall be in full force and effect and shall not have been materially breached by any Seller Party.

Section 6.5                                              Orders.  There shall not be in effect any Order of any Governmental Body of competent jurisdiction enjoining the consummation of the Contemplated Transactions.

Section 6.6                                              Company Closing Certificate.  The Company shall have delivered (or caused to be delivered) to the Buyer Parties a certificate of a duly authorized officer of the Company, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.1(a) and Section 6.2(a), as they relate to the delivery of such certificate, have been met and satisfied.

Section 6.7                                              Seller Closing Certificate.  Seller shall have delivered to the Buyer Parties a certificate of a duly authorized officer of Seller, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.1(b) and Section 6.2(b), as they relate to the delivery of such certificate, have been met and satisfied.

Section 6.8                                              No Financing Condition.  Notwithstanding anything contained in this Agreement to the contrary, each of the Buyer Parties acknowledges and agrees that none of the Buyer Parties’ obligations hereunder are conditioned in any manner upon the Buyer Parties obtaining any financing.  The failure, for any reason, of the Buyer Parties to deliver sufficient funds to pay the Closing Date Purchase Price (as determined pursuant to Section 2.1 and Section 2.2(a)) shall constitute a breach of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
COMPANY’S AND SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to sell and deliver the Transferred Interests and to take the other actions required to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in writing by the Company and Seller in whole or in part):

Section 7.1                                              Accuracy of Representations.  Each of the representations and warranties in Article V of this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date (other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date).

Section 7.2                                              Buyer Parties’ Performance.  The covenants and obligations that the Buyer Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

Section 7.3                                              Material Governmental Approval.  The Material Governmental Approval shall have been obtained and shall be in full force and effect.

Section 7.4                                              Additional Documents.  The Buyer Parties shall have caused the agreements, documents and instruments required by Section 2.4(c) to be executed and delivered by the appropriate Buyer Party, and each such document and instrument shall be in full force and effect and shall not have been materially breached by any Buyer Party.

Section 7.5                                              Orders.  There shall not be in effect any Order of any Governmental Body of competent jurisdiction enjoining the consummation of the Contemplated Transactions.

Section 7.6                                              Closing Certificate.  The Buyer Parties shall have delivered (or caused to be delivered) to the Company a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been met and satisfied.

ARTICLE VIII
ADDITIONAL COVENANTS

Section 8.1                                              Conduct of Business.

(a)                                 Except as set forth on Schedule 8.1, the Company shall (and shall cause its Subsidiaries to) continue to take such action necessary to operate the Company Business in the Ordinary Course of Business and to maintain their properties in the Ordinary Course of Business and shall use commercially reasonable efforts consistent with past practices to (i) preserve their relationships with their respective customers, suppliers, lenders and other Persons having material business relationships with them and (ii) manage their working capital in the Ordinary Course of Business.  Notwithstanding the foregoing, except (i) for purposes of satisfying the closing conditions set forth in Article VII (ii) as set forth on Schedule 8.1, or (iii) as required (including by virtue of being an express condition to Closing) or as explicitly permitted by the terms of this Agreement, without the prior written consent (which for the avoidance of doubt may be delivered in the form of an email or other writing) of the Buyer Parties (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to):

(i)                                     not amend or otherwise alter (or propose any amendment or alteration to) the Governing Documents of any of the Target Companies;

(ii)                                  not (A) create or issue any Equity Commitments, or redeem or repurchase or otherwise acquire Equity Interests, of any of the Target Companies, in either case, other than in the Ordinary Course of Business with respect to compensation arrangements, or (B) make any distribution of any Equity Interests of the Company;

(iii)                               not make any sale, assignment, transfer, abandonment, or other conveyance of any material asset (other than in the Ordinary Course of Business) used in the Company Business or any Material Contract (other than any Company Agreement);

(iv)                              not create or permit to be created any Encumbrance (other than a Permitted Encumbrance) on any asset of the Target Companies other than in the Ordinary Course of Business or as contemplated in this Agreement;

(v)                                 except as otherwise provided in Sections 8.1(a)(xiii) and 8.1(a)(xiv), not enter into or amend, modify, extend, renegotiate or terminate any Material Contract (as defined solely in subsections (i) through (xvi) of Section 3.9(c)) other than any such amendment, modification, extension, renegotiation or termination that is entered into in the Ordinary Course of Business and is not material;

(vi)                              not change any method of accounting or accounting principle that relates to the Target Companies;

(vii)                           except as expressly required by applicable Legal Requirement, not make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method with respect to Taxes, file any amended Tax Return, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Target Companies (other than in the Ordinary Course of Business), surrender any right to claim a refund of any Taxes, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Target Companies, if such election, change, adoption, amendment, settlement, compromise, surrender, or consent would have the effect of increasing the Tax liability of any Target Company for any taxable period (or portion thereof) beginning after the Closing Date or decreasing any Tax attribute of any Target Company existing on the Closing Date;

(viii)                        not purchase or otherwise acquire (x) any assets whether in one transaction or a series of related transactions for an aggregate purchase price exceeding $3,000,000, or (y) except in connection with any mandatory contribution to any JV, any Equity Interest in an amount exceeding $3,000,000;

(ix)                              not make any capital expenditure that would result in aggregate capital expenditures from October 1, 2013 through the Closing Date to be in material excess of the amounts set forth on Schedule 1.1(d);

(x)                                 except as disclosed on Schedule 8.1(a)(x), other than as required by applicable Legal Requirements, the terms of any Group Plan, as currently in effect, or in the Ordinary Course of Business consistent with past practice:  (A) not materially alter the total compensation of any Employee with an annual base salary of $250,000 or greater (a “Designated Employee”), (B) not grant any severance or termination pay to any Employee other than in accordance with Section 8.5(e) and except as may be required pursuant to the terms of any Group Plan or other written agreement in effect on the date hereof or except to pay severance or termination pay or termination benefits to Employees in the Ordinary Course of Business, (C) not establish, adopt, enter into, amend or terminate any Company Plan (other than (1) as may be required by the terms of an existing Company Plan or (2) with respect to any Company Plan if the establishment, adoption, execution, amendment or termination of such Company Plan does not otherwise affect any Employee), or (D) not grant any equity or equity-based awards to any Employee;

(xi)                              maintain insurance coverage on the assets of the Target Companies in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on similar terms and commercially reasonable prices;

(xii)                           use commercially reasonable efforts to maintain all material Government Authorizations in effect on the date hereof and necessary or required for the ownership and operation of the Company Business as currently conducted;

(xiii)                        not cause or request any Person to issue any letter of credit on behalf of any Target Company if as a result of such issuance the total face amount of all letters of credit outstanding on behalf the Target Companies under the ABL exceeds $350 million;

(xiv)                       other than in the Ordinary Course of Business in connection with any capital expenditures reflected in Schedule 1.1(d) or any repairs or maintenance by any of the Target Companies, not post any bond or guarantee;

(xv)                          not waive, compromise, or settle any material claim involving or against any of the Target Companies; or

(xvi)                       not take any action to do or engage (or commit to do or engage) in any of the foregoing.

(b)                                 Other than the consent rights set forth in Section 8.1(a), nothing contained in this Agreement shall be deemed to give any Buyer Party, directly or indirectly, the right to control or direct any of the Target Companies’ operations prior to the Closing.  Prior to the Closing and subject to the consent rights set forth in Section 8.1(a), the Seller Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Target Companies’ respective operations.

Section 8.2                                              Information and Access; No Contact.  From the date hereof until the Closing, the Company shall:  (i) permit the Buyer Parties and their Representatives to, upon reasonable prior written notice, have reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with or disrupt the normal operations (after consultation with and in coordination with the Company’s management) to all material premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Company Business; (ii) furnish the Buyer Parties and their Representatives with such information and data concerning the Company Business that the Buyer Parties or their Representatives may reasonably request and that is readily available to any of the Target Companies and (iii) reasonably cooperate with the Buyer Parties in connection with either Buyer Parties’ provision of cash collateral and/or back-to-back letters of credit with respect to any outstanding letters of credit issued under any document governing Balance Sheet Indebtedness; provided that the Company shall not be required to disclose any information to any of the Buyer Parties or their Representatives if such disclosure would be reasonably likely to (i) cause significant competitive harm to Seller or any of the Target Companies if the Contemplated Transactions are not consummated, (ii) destroy any attorney-client privilege or other legal privilege, or (iii) violate any Legal Requirement (including any Legal Requirements for antitrust or competition or affecting privacy, personal information and the collection, handling, storage, processing, use or disclosure of data), Order or Contract applicable to any of the Target Companies or by which any of the assets of the Target Companies are bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company (i) none of the Buyer Parties shall contact any suppliers to, or customers of, any of the Target Companies (provided that in the case of this clause (i) such consent shall not be unreasonably withheld), and (ii) none of the Buyer Parties shall have any right to perform invasive or subsurface investigations of the properties or facilities of any of the Target Companies.  None of the Seller Parties make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 8.2, and Buyer shall not be entitled to rely on the accuracy of any such information.

Section 8.3                                              Notices of Certain Events; Updating of Disclosure Schedules.

(a)                                 Prior to the Closing, each of the Seller Parties and the Buyer Parties shall promptly notify the other Parties of:

(i)                                     any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions;

(ii)                                  any material written notice or other material written communication to or from any Governmental Body in connection with the Contemplated Transactions;

(iii)                               promptly after such Party’s obtaining knowledge of the same, any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any material inaccuracy, or material violation or material breach by such Person, of any of its representations, warranties or covenants herein that would reasonably be expected to result in any condition of the Contemplated Transactions not to be satisfied; and

(iv)                              any event or condition that is reasonably likely to prevent, hinder or delay the consummation of the Contemplated Transactions, including the institution of or the threat of institution of any Proceeding related to this Agreement or the Contemplated Transactions.

(b)                                 If the occurrence or nonoccurrence, after the date hereof, of any event has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate such that any condition set forth in Section 6.1 or Section 7.1, as applicable, would not be satisfied, Buyer Parties or the Company, as applicable, may deliver to the other Parties a supplement to the relevant section of the schedules, as applicable, specifying such changes.

(c)                                  Notwithstanding the foregoing, any such notice under Section 8.3(a) or supplement under Section 8.3(b) shall be subject to the termination provisions of Section 9.1 and will not be deemed to have qualified the representations and warranties contained in this Agreement or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development and each Buyer Indemnified Party shall have any and all rights to indemnification hereunder notwithstanding any such notice or supplement, as the case may be.

Section 8.4                                              Filings; Reasonable Best Efforts to Close.

(a)                                 Until the Closing Date, the Company and the Buyer Parties shall (and shall cause their respective Subsidiaries to), as promptly as practicable, (i) use their reasonable best efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Body or any other Person required of the Parties, as the case may be, to consummate the Contemplated Transactions, including the Material Governmental Approval and the items set forth on Schedules 3.2(b)(iii), 3.2(c), 4.2(b)(iii), 4.2(c), 5.2(b)(iii) and 5.2(c); and (ii) provide reasonable cooperation to the other Party in connection with the performance of their obligations under this Section 8.4.  In furtherance, and not in limitation of the foregoing, each of the Company and the Buyer Parties shall, as promptly as practicable but in no event later than five (5) Business Days following the date hereof, make any appropriate filings, if necessary, pursuant to the HSR Act with respect to the Contemplated Transactions and to supply as promptly as practicable and advisable to the appropriate Governmental Bodies any additional information and documentary material that may be requested, necessary, proper or advisable pursuant to the HSR Act.  All antitrust filings to be made to a United States federal Governmental Body shall be made in substantial compliance with the requirements of the HSR Act.

(b)                                 The Parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 8.4(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder.  Each Party shall use its reasonable best efforts to provide or cause to be provided promptly to the other Parties all necessary information and assistance as any Governmental Body may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration or termination of waiting periods in relation to these filings or in connection with any other review or investigation of the Contemplated Transactions by a Governmental Body.  The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Body.  Each Party shall permit the other Parties to review and discuss in advance, and shall consider in good faith the views of the other Parties in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other materials to be submitted or made to the Governmental Bodies with respect to such filings.  In addition, no Party shall agree to participate in any substantive meeting or discussion with any Governmental Body in respect of any filing, review, investigation or other inquiry concerning this Agreement or the Contemplated Transactions, or enter into any agreements with any Governmental Body, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate thereat.  Each Party shall keep the other Parties apprised of the material content and status of any material communications with, and material communications from, any Governmental Body with respect to the Contemplated Transactions, including promptly notifying the other Parties of any material communication it receives from any Governmental Body relating to any review or investigation of the Contemplated Transactions under the HSR Act.  The Parties shall, and shall cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted (i) to remove references concerning valuation; (ii) as necessary to comply with contractual arrangements or applicable Legal Requirements; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)                                  Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require any Party, or any of its respective Affiliates, without its written consent, to sell, license, dispose of, hold separate or operate in any specified manner any assets or businesses of such Party (or to require such Party or any of its respective Affiliates to agree to any of the foregoing).

Section 8.5                                              Employees and Employee Benefits.

(a)                                 Employees.  Each Employee who is or will be employed by the Target Companies prior to the Closing (including those who are actively employed or on vacation, layoff, leave or other permitted absence from employment) shall remain an employee of the Target Companies following the Closing (such Employees, the “Continuing Employees”); provided that the Target Companies shall not have any obligation to continue employing such Continuing Employees for any length of time thereafter except as required by applicable Legal Requirements or any Employment Agreement.

(b)                                 Employee Benefits Liabilities:  the Company Plans.  Effective as of the Closing, the Company shall retain and satisfy any and all responsibility, and Seller shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to the Company Plans, whether arising on, prior to, or after the Closing Date.

(c)                                  Company Cash Incentive Bonus Plans.  On or prior to the Closing, the Company and Buyer agree to take all actions necessary to ensure that:

(i)                                     any forfeiture provisions with respect to all accounts and awards under the Company Cash Incentive Bonus Plans that are outstanding immediately prior to the Closing, in each case, will continue to be in effect following the Closing Date in accordance with the terms and conditions of their respective plan documents; and

(ii)                                  all Phantom Units that are outstanding immediately prior to the Closing will convert to rights to cash accounts equal to an amount equal to the cash value of (A) the number of Phantom Units attributable to each award and account specified in Section 8.5(c)(i) multiplied by (B) the value of an equivalent Equity Interest in Seller Affiliate determined on the Closing Date, as adjusted in respect of Section 2.5, with the value of such amounts credited to the applicable cash proceeds sub-accounts under the Company Cash Incentive Bonus Plans.  All such awards and accounts shall continue to be governed by the terms of the applicable Company Cash Incentive Bonus Plans.

(d)                                 Employee Benefits; General.  Buyer shall cause the Target Companies to either (i) continue to provide each Continuing Employee and his or her eligible dependents and beneficiaries with continued participation under the Group Plans and related trusts, which are intended to be exempt from taxation under Section 501(a) of the Code, in which such Continuing Employees participate immediately prior to the Closing Date; or (ii) to participate in compensation and employee benefit arrangements and related trusts of the Buyer (or its Affiliates) which provide compensation and benefits that are substantially comparable in the aggregate or better than those provided under the Group Plans and the trusts related thereto (the

“Buyer Plans”), and which are intended to be exempt from taxation under Section 501(a) of the Code.  Continuing Employees shall continue to accrue benefits as active participants and shall have rights to continue as active participants under the Group Plans or the Buyer Plans (without derogation of their rights, including vesting and benefit accrual).  For Continuing Employees, subject to Legal Requirements, Buyer will cause the Target Companies to provide such Continuing Employees, during the period beginning immediately following the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Continuation Period”), with compensation and employee benefits (other than (i) defined benefit pension benefits and (ii) retiree health, life and other retiree welfare benefits, except as may be required by a Collective Bargaining Agreement) that are substantially comparable in the aggregate to, or better than, the compensation and employee benefits provided as of the date hereof under the Group Plans (any such Company Plans, Buyer Plans and Transition Plans and employee and health and welfare benefit plans of the Target Companies in which Continuing Employees become eligible or continue to participate on and after the Closing Date shall be referred hereinafter as “Continuing Company Plans”). Notwithstanding the foregoing, the Company will retain full power and authority with respect to the amendment and termination of the Continuing Company Plans and the investment and disposition of assets held in any applicable Continuing Company Plans and in any trust related thereto pursuant to and in accordance with the terms thereof, in either case, other than any Transition Plans.

(e)                                  Severance and Salary Protection.  Buyer shall cause the Target Companies to provide severance benefits to Continuing Employees who experience a qualifying termination of employment during the Continuation Period on terms substantially comparable to those described in Schedule 8.5(e).

(f)                                   Vacation, Sick Leave and Flex Days.  Buyer shall cause the Target Companies to honor each Continuing Employee’s unused vacation, sick leave and flex days accrued by such employee at Target Companies as of the Closing Date.  For purposes of this Agreement, such unused vacation, sick leave and flex days shall be considered to be a Company Plan.

(g)                                  Transition Plans, including Health and Welfare Plans.  Buyer shall take or shall cause the Target Companies to take all actions necessary, to assume or retain and be solely responsible for all liabilities and obligations under the Transition Services Agreement with respect to Employees under all Transition Plans identified on Schedule 3.6(b) and under any Company Plans that are established prior to Closing pursuant to which health and welfare benefits are provided to Employees (any such Transition Plans and Company Plans pursuant to which health and welfare benefits are provided to Employees immediately prior to the Closing (the “Transition Health and Welfare Plans”).  Buyer shall also take or shall cause the Target Companies to take all actions necessary to provide that Employees and their eligible dependants and beneficiaries shall continue participation in the Transition Health and Welfare Plans in accordance with the provisions set forth therein and shall continue to accrue benefits under the Transition Health and Welfare Plans from the Closing Date through the later of:  (i) the applicable date specified in the Transition Services Agreement (each such period specified with respect to such plans and the Company Non-Union 401(k) Plan, a “Transition Services Benefits Period”) and (ii) the date Employees are extended coverage by the Buyer or the Target

Companies under the Buyer’s (or its Affiliates’) health and welfare benefit plans (each, a “Company Health and Welfare Plan”).

(i)                                     Effective upon the expiration of the Transition Services Benefits Period or, if later, on and after Closing, Buyer shall take, or shall cause the Target Companies to take, all actions necessary to either (A) establish arrangements substantially similar to the Group Plans and any related trusts identified on Schedule 8.5(g)(i) including, in respect of the Company Cash Incentive Bonus Plans, and to provide that Employees who participated in such Group Plans and related trusts, including Company Cash Incentive Bonus Plans immediately prior to the Closing shall continue to participate in substantially similar plans on terms and conditions substantially comparable to those in effect immediately prior to the Closing or (B) cause the Employees to participate in the Buyer Plans which provide compensation and benefits substantially comparable in the aggregate to those provided under the Group Plans immediately prior to the later of:  (i) the expiration of the Transition Services Benefit Period and (ii) the Closing.

(h)                                 Effective upon the expiration of the Transition Services Benefits Period, or if later, effective on and after the Closing, Buyer shall take or shall cause the Target Companies to take all actions necessary to extend coverage under a Company Health and Welfare Plan to those Employees who participated in the Transition Health and Welfare Plans immediately prior to the later of (i) the end of the Transition Services Benefits Period and (ii) the Closing Date.  With respect to any Company Health and Welfare Plan of Buyer (or its Affiliates) or the Target Companies in which Employees become eligible to participate, except to the extent otherwise required by applicable Legal Requirements, Buyer shall cause the Target Companies to use commercially reasonable best efforts:

(i)                                     with respect to each such plan that is a medical or health plan, to waive, or cause the waiver of, any exclusions for pre-existing conditions and waiting periods for each Employee and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied under the comparable Group Plan for the plan year that includes such transfer;

(ii)                                  with respect to each such plan that is a medical or health plan, to provide each Employee with credit for any deductibles and out-of-pocket expenses paid or incurred by such Employee prior to his or her transfer to the applicable Company Health and Welfare Plan (to the same extent such credit was given under the comparable Group Plan) in satisfying any applicable deductible or out-of-pocket requirements under such Company Health and Welfare Plan for the plan year that includes such transfer; and

(iii)                               to recognize service of the Employees credited by the Target Companies solely for purposes of eligibility to participate and vesting in any Company Health and Welfare Plan in which the Employees are eligible to participate after the Transition Services Benefit Period, or if later on and after the Closing Date, to the extent that such service was recognized for that purpose under the comparable Group Plan prior to such transfer; provided, that in no event shall the Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(i)                                     Buyer shall take or shall cause the Target Companies to take all actions necessary, to assume or retain and be solely responsible for all liabilities and obligations under the Transition Services Agreement with respect to Employees under the Gavilon 401(k) Plan for Salaried and Hourly Employees (the “Company Non-Union 401(k) Plan”) and related trust, pursuant to which defined contribution benefits are provided to Employees immediately prior to the Closing, to provide that such Employees shall continue participation in such Company Non-Union 401(k) Plan and shall continue to accrue benefits under the Company Non-Union 401(k) Plan from the Closing Date through the expiration of the Transition Services Benefits Period pursuant to and in accordance with the provisions set forth in the Transition Services Agreement.

(j)                                    Effective immediately after the expiration of the Transition Services Benefits Period pursuant to and in accordance with the provisions set forth in the Transition Services Agreement, the Target Companies will cause each of the Employees who participated in the Company Non-Union 401(k) Plan immediately prior to the end of the Transition Services Benefits Period to become participants in the NGL Energy 401(k) Plan (the “Company 401(k) Plan”), which is a defined contribution plan that is intended to be qualified pursuant to Sections 401(a) and 401(k) of the Code and has a related trust which is intended to be exempt from taxation under Section 501(a) of the Code.  Each Employee who was a participant in the Company Non-Union 401(k) Plan immediately prior to the end of the Transition Services Benefits Period will be credited under a Company 401(k) Plan for purposes of eligibility to participate and vesting with all service recognized for such purposes under the Company Non-Union 401(k) Plan through the end of the Transition Services Benefit Period.

(k)                                 Effective on or as soon as practicable following the end of the Transition Services Benefit Period pursuant to and in accordance with the provisions set forth in the Transition Services Agreement, the Target Companies shall cause all employee and employer contributions for Employees with respect to all periods immediately prior to the end of the Transition Services Benefits Period to be paid into the Company Non-Union 401(k) Plan as soon as reasonably practicable following the end of the Transition Services Benefits Period but prior to any transfer of account balances to a Company 401(k) Plan in accordance with this Section 8.5(k).  As soon as practicable following the end of the Transition Services Benefit Period, pursuant to and in accordance with the provisions set forth in the Transition Services Agreement, the account balances of each Employee who participates in the Company Non-Union 401(k) Plan immediately prior to the end of the Transition Services Benefits Period will be transferred in cash or in kind (including in the form of any participant promissory notes) pursuant to the requirements of Section 414(l) of the Code from the Company Non-Union 401(k) Plan to a Company 401(k) Plan.  Effective as of the end of the Transition Services Benefit Period, each Employee will cease to be eligible to contribute to, or receive employer contributions in respect of, such employee’s accounts under the Company Non-Union 401(k) Plan.

(l)                                     No Third Party Beneficiary Rights.  Nothing contained herein, whether express or implied shall be treated as an amendment or other modification of any compensation or benefit plan, program, agreement or arrangement.  This Section 8.5 shall inure exclusively to the benefit of, and be binding solely upon, the Parties and their respective successors, permitted assigns, executors and legal representatives.  Nothing in this Section 8.5, expressed or implied, shall be construed to create any third party beneficiary rights in any present or former employee, service provider or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, employee benefits or otherwise.

(m)                             Power to Amend.  Notwithstanding anything to the contrary contained herein, Buyer will retain full power and authority with respect to the amendment and termination of the Company Plans, the Continuing Company Plans and the investment and disposition of assets held in any applicable Company Plan and Continuing Company Plans and in any trust related thereto, including amendments to cease the accrual of benefits or to revise participation rights under the Company Plans and Continuing Company Plans pursuant to and in accordance with the terms thereof, in either case, other than any Transition Plans.

(n)                                 Certain Pending Claims.  After the Closing Date, Buyer and Seller agree that, if any Proceeding, settlement, mediation or any other action should be instituted with respect to the claim identified on Section 3.6(d) of the Confidential Disclosure Letter (each an “Applicable Proceeding”), the Parties shall cooperate reasonably with each other, and Buyer shall cause the Target Companies to take all actions necessary to cooperate reasonably, and assist Seller and its Representatives, in good faith in the defense of any such Applicable Proceeding which may include, but may not be limited to, entering into joint defense or similar agreements, and causing their respective counsel to enter to such agreements, and taking other reasonable actions to preserve privilege and their common interests respecting communications, documents, and information that are or may be protected by the attorney-client privilege, the work product doctrine and/or other applicable privileges, doctrines, exemptions or protections (provided that such actions shall not include entering into any agreement or taking any action that would in any way limit the indemnity provided in Section 11.2(a)(i)(F)); making available, to the extent reasonably necessary, documents, records, support, and personnel at such reasonable times as any Party shall reasonably request; participating in or attending meetings, conferences, hearings, and other proceedings as necessary to defend against the claims asserted in any Applicable Proceeding, and to avoid the entry of default or adverse judgment; and providing notice and/or consent where reasonably required relating to the defense, resolution, or settlement of any Applicable Proceeding.  Notwithstanding anything the contrary herein, each of the Buyer Parties hereby agrees and acknowledges that Seller shall direct and control the defense of any Applicable Proceeding.  Buyer shall, and shall cause each of the Target Companies to, reasonably cooperate and make available all books and records reasonably necessary and useful in connection with the defense of any Applicable Proceeding.

Section 8.6                                              Retention of and Access to Records; Financial Statement Preparation.

(a)                                 After the Closing Date, Buyer shall cause the Target Companies to retain their respective books and records and shall provide Seller and their Representatives, substantially consistent with the terms of the Confidentiality Agreement, (i) reasonable access to all personnel, accountants, books, records, contracts and documents of or pertaining to the Company Business and the Target Companies and their respective Representatives (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.4), and (ii) such information and data concerning the Company Business and the Target Companies and their respective Representatives that Seller and their Representatives may reasonably request and that is readily available to the Target Companies or may be prepared or compiled by the Target Companies without undue burden, for purposes of preparing financial statements or tax returns, dealing with tax audits or as Seller and their Representatives may otherwise reasonably request.

(b)                                 Following the Closing Date, Seller will (at Parent’s and Buyer’s sole cost and expense) reasonably cooperate with Parent, Buyer and the Target Companies to the extent necessary to allow Parent to prepare financial statements of the Company in accordance with Regulation S-X and meeting the requirements of Item 9.01 of Form 8-K of the Securities Exchange Act of 1934, as amended.

Section 8.7                                              Further Assurances.

(a)                                 The Parties shall (and shall cause their respective Subsidiaries to) cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall furnish upon request to each other such further information as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

(b)                                 Subject to the terms and conditions of this Agreement, at any time or from time to time after the date of this Agreement, at any Party’s reasonable request and without further consideration, each Party shall do all acts and things as may be necessary or desirable and are within its control to carry out the intent of this Agreement, including executing and delivering further instruments of sale, transfer, conveyance, assignment, novation, confirmation or other documents, and providing additional materials and information, that may be reasonably required or requested.

Section 8.8                                              Obligations of Buyer.  Parent shall take any and all action necessary to cause Buyer to perform its obligations under this Agreement.

Section 8.9                                              Indemnification, Exculpation and Insurance.

(a)                                 Each of the Buyer Parties agrees that all rights of the individuals who on or prior to the Closing Date were directors or officers of any of the Target Companies (the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Governing Documents of any of the Target Companies as now in effect, and any indemnification Contract of the Target Companies listed on Schedule 8.9(a), in each case which shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of six (6) years from and after the Closing Date.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Legal Requirement.  In addition, Parent, the Target Companies shall, and Buyer shall cause the Target Companies to, provide advancement of any reasonable, documented out-of-pocket expenses of any Indemnitee under this Section 8.9, as incurred to the same extent such Indemnitee has the right of advancement under the applicable Governing Documents of the

Target Companies as of the date hereof; provided, that any Indemnitee to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Legal Requirement or the applicable Governing Documents in effect as of the date hereof.

(b)                                 Seller shall purchase, as of the Closing Date and at its sole cost and expense, a tail policy to the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, which tail policy shall be effective from the Closing Date through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred prior to the Closing Date against each present or former director and officer of the Target Companies who was, as of the Closing Date, covered by the Company’s officers’ and directors’ liability insurance, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall Seller be required to expend, for the entire tail policy, in excess of one hundred and fifty percent (150%) of the annual premium paid by the Company for such insurance; and, provided, further, that, if the premium of such insurance coverage exceeds such amount, Seller shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  The provisions of this Section 8.9:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 8.10                                       Confidential Information.  Notwithstanding Section 12.6, the Confidentiality Agreement shall not be superseded by this Agreement but shall remain in full force and effect until the Closing.  At the Closing, the Confidentiality Agreement shall terminate and shall no longer be of any force or effect (provided that the foregoing will not relieve any party thereto from liability resulting from a breach thereof prior to such termination).

Section 8.11                                       Third Party Consents.  Promptly after the date hereof, Seller shall prepare and send notices to the holders of the Required Consents, requesting Consents to the Contemplated Transactions.  Prior to Closing, each of Seller and Buyer shall use commercially reasonable efforts to cause the Required Consents to be obtained and delivered prior to Closing.  In the event any Required Consent is not obtained prior to Closing (or any fee payable has not been paid in connection therewith), Seller shall continue to reasonably assist (at Buyer’s sole cost and expense) Buyer and the Target Companies in obtaining such Required Consents.  For the avoidance of doubt, any consent fees payable in connection with such Required Consents shall be paid by Buyer.

ARTICLE IX
TERMINATION

Section 9.1                                              Termination.  This Agreement may be terminated at any time prior to the Closing solely as follows:

(a)                                 by mutual written consent of Seller, the Company and the Buyer Parties;

(b)                                 on or after the End Date, by Seller or the Company, on one hand, or the Buyer Parties, on the other hand, by written notice to the other Parties, if the Closing has not occurred on or before the date such notice is given; provided, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party who is then in material breach of any representation or warranty set forth in this Agreement or whose failure to fulfill any obligation under this Agreement, in each case has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)                                  by Seller by written notice to the Buyer Parties if (i) the condition set forth in Section 7.3 (Material Governmental Approval) shall have become incapable of fulfillment, and shall not have been waived by the Seller Parties (unless the failure of any such condition to have been fulfilled results from any action, or failure to act, either individually or in the aggregate, by Seller or the Company (including the breach by Seller or the Company of any of their respective representations or covenants contained in this Agreement)), or (ii) any Buyer Party has breached, or caused the breach of, any of its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the condition set forth in Section 7.1 (Accuracy of Representations) or Section 7.2 (Buyer Parties’ Performance) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof by the Seller Parties;

(d)                                 by the Buyer Parties by written notice to the Seller Parties if (i) the condition set forth in Section 6.3 (Material Governmental Approval) shall have become incapable of fulfillment, and shall not have been waived by the Buyer Parties (unless the failure of any such condition to have been fulfilled results from any action, or failure to act, either individually or in the aggregate, by any of the Buyer Parties (including the breach by them of any of their respective representations or covenants contained in this Agreement)), or (ii) the Company or any other Seller Party has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the condition set forth in Section 6.1 (Accuracy of Representations) or Section 6.2 (Performance) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof by Buyer; or

(e)                                  by either the Seller Parties, on the one hand, or the Buyer Parties, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Contemplated Transactions, and such Order or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this subsection (e) shall not be available to any Party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

Section 9.2                                              Effect of Termination.  In the event this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in this Section 9.2, Section 12.4, and Section 12.10, and except that such termination shall not relieve any Party of any Liability for any breach of this Agreement or Fraud prior to such termination.

ARTICLE X
TAX MATTERS

Section 10.1                                       Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):  (i) the amount of any real, personal and intangible property Taxes, ad valorem Taxes and similar Taxes (“Property Taxes”) for the portion of such Straddle Period through the end of the Closing Date shall be determined between the period (or portion thereof) ending on or prior to the Closing Date and the period (or portion thereof) beginning after the Closing Date by prorating such Property Taxes on a daily basis over the entire Straddle Period, and (ii) the amount of any income Taxes or similar obligations for the portion of such Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time).

Section 10.2                                       Filing and Payment Responsibilities.  The Buyer Parties shall cause the Target Companies to prepare and file when due all Tax Returns that are required to be filed by the Target Companies after the Closing Date and shall cause the Target Companies to remit any Taxes due in respect of such Tax Returns; provided, however, that with respect to any such Tax Return for a taxable period beginning before the Closing Date (a “Covered Tax Return”), such Covered Tax Return shall be prepared on a basis consistent with the last previous such Tax Return (except as otherwise required by applicable law), and the Buyer Parties shall provide to Seller a copy of each such Covered Tax Return at least twenty (20) Business Days prior to the due date of such Covered Tax Return (taking into account all applicable extensions) for its review and comment, such reasonable comments of Seller received by the Buyer Parties at least five (5) Business Days prior to such due date to be incorporated by the Buyer Parties in such Covered Tax Return as actually filed.  No Target Company shall, and the Buyer Parties shall cause each Target Company not to, file any amended Tax Return of a Target Company for a taxable period beginning before the Closing Date without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).  Seller shall be responsible for all Taxes shown as due and owing on any Covered Tax Return as prepared and filed in accordance with this Section 10.2, but only to the extent such Taxes (a) are attributable to any Tax period ending on or prior to the Closing Date, or in the case of any Straddle Period, are attributable to the portion of such Straddle Period through the end of the Closing Date (as determined pursuant to Section 10.1), and (b) exceed the amount of such Taxes taken into account in determining the Final Balance Sheet or the Purchase Price.  Seller shall reimburse the Buyer Parties for the amount of such Taxes determined pursuant to the preceding sentence by wire transfer of immediately available funds no later than five (5) days after receipt of written notice (or notice delivered by electronic communication) from the Buyer Parties.

Section 10.3                                       Tax Proceedings.  Each Target Company shall control, at its sole cost and expense, any audit, litigation, claim or other proceeding with respect to Taxes of such Target Company (a “Tax Proceeding”); provided, however, that to the extent such Tax Proceeding could reasonably result in any obligation of the Seller to indemnify pursuant to Article XI, the

Target Company shall, and the Buyer Parties shall cause the Target Company to, (i) upon notice of such Tax Proceeding, promptly deliver written notice to Seller of such Tax Proceeding, which written notice shall explain in reasonable detail the nature of such Tax Proceeding and shall include copies of all relevant documentation received from any taxing authority, (ii) keep Seller reasonably informed of all developments in such Tax Proceeding, (iii) afford Seller the opportunity to participate (at its sole cost and expense) in the conduct and resolution of such Tax Proceeding, and (iv) not settle, resolve or otherwise dispose of such Tax Proceeding without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 10.4                                       Cooperation and Exchange of Information.  The Target Companies, Seller, and Buyer Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon such other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, Tax claim, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  As applicable, the Target Companies, Seller, and Buyer Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Target Companies, Seller, or Buyer Parties, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other Party so requests, the Target Companies, as the case may be, shall allow such other Party to take possession of such books and records.

Section 10.5                                       Certain Tax Refunds and Credits.  Except to the extent taken into account in determining the Final Balance Sheet or the Purchase Price, any Tax refunds that are received by any Buyer Party or Target Company, and any amounts credited against Tax to which any Buyer Party or Target Company are entitled, that relate to Taxes of any Target Company (a) paid on or prior to the Closing Date, (b) for which Seller is responsible pursuant to this Article X, or (c) with respect to which Seller made an indemnity payment pursuant to Article XI, in each case, shall be for the account of Seller, and the Buyer Parties shall pay over (or cause to be paid over) to Seller any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.

Section 10.6                                       Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be borne by Seller.  Seller and the Buyer Parties shall, and the Buyer Parties and Seller shall cause the Target Companies to, cooperate in preparing and timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes.  The Buyer Parties shall, subject to reimbursement from the Seller as provided in this Section 10.6, pay the Taxes shown on any such Tax Return.  Seller shall reimburse the Buyer Parties for its share of such Transfer Taxes (as provided in this Section 10.6) by wire transfer of immediately available funds no later than five (5) days after receipt of written notice (or notice delivered by electronic communication) from the Buyer Parties.  For purposes of this Agreement, “Transfer Taxes” shall mean all transfer, sales, excise, value added, stamp duty, stamp duty reserve tax, documentary, registration and other such taxes (including all applicable real estate transfer taxes).

Section 10.7                                       Purchase Price Allocation.

(a)                                 On or prior to the Closing Date, Seller shall prepare and deliver to Buyer an allocation schedule (the “Proposed Allocation Schedule”) setting forth that portion of the Purchase Price to be allocated among the assets of the Target Companies pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and applicable Treasury Regulations (or, if applicable, any similar provision under state, local or foreign law or regulation).  Buyer will have thirty (30) Business Days following the Closing Date during which to notify Seller in writing (an “Allocation Notice”) of any changes or additions to the Proposed Allocation Schedule, setting forth in reasonable detail the basis of such changes or additions.  In reviewing or revising the Proposed Allocation Schedule, Buyer shall be entitled to reasonable access to all relevant books, records and personnel of the Target Companies and their Representatives to the extent Buyer reasonably requests such information and reasonable access to complete its review or revision of the Proposed Allocation Schedule.  After Buyer submits an Allocation Notice, then (A) for thirty (30) Business Days after the date Seller receives the Allocation Notice, Buyer and Seller will use their commercially reasonable efforts to agree on the allocations (such agreed-upon Proposed Allocation Schedule to become the “Final Allocation Schedule”) and (B) failing such agreement within thirty (30) Business Days of such notice, the matter will be resolved in accordance with Section 10.7(b).

(b)                                 Any amounts remaining in dispute at the conclusion of such thirty (30) Business Day period that were included in the Allocation Notice (the “Unresolved Allocation Changes”) shall be submitted to an independent, internationally recognized accounting firm jointly selected by Buyer and Seller (the “Expert”).  Seller and Buyer agree to execute, if requested by the Expert, a reasonable engagement letter.  Buyer and Seller will each deliver to the other and to the Expert a notice setting forth in reasonable detail their proposed allocations.  The Expert shall act as an arbitrator to determine, based on the provisions of this Section 10.7(b) and the definitions referred to herein, only the Unresolved Allocation Changes.  The Expert shall be instructed to determine its best estimate of the allocation schedule based on its determination of the Unresolved Allocation Changes and provide a written description of the basis for its determination of the allocations therein within forty-five (45) Business Days after the matter has been submitted to the Expert, which written determination shall be final, binding and conclusive.  Each of the Parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request.  Each Party may also furnish to the Expert such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert.  The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the Parties, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion.  The fees and expenses of the Expert shall be borne by Seller and Buyer, respectively, in inverse proportion to the degree that each prevails in the dispute, which proportionate allocation shall also be determined by the Expert.  Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(c)                                  The Parties agree to act in accordance with the Final Allocation Schedule for all Tax purposes (including for purposes of the filing of any Tax Return).

(d)                                 The dispute resolution provisions of this Section 10.7 shall not apply to, and the scope of the Expert’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement, except as may be necessary to resolve the Unresolved Allocation Changes.

Section 10.8                                       Buyer Tax Act.  The Buyer Parties shall pay and indemnify and hold harmless Seller and its direct and indirect equity holders from and against any Taxes of Seller (including any Taxes for which Seller is responsible under this Agreement) or its direct or indirect equity holders resulting from (i) any actions outside of the ordinary course of business taken, or caused to be taken, by Buyer or Parent or any of their Affiliates following the Closing (other than any transactions pursuant to, or specifically contemplated by, this Agreement, or otherwise agreed to by Seller in writing), or (ii) any Tax elections or positions (other than any Tax elections or positions made or taken pursuant to, or specifically contemplated by this Agreement, or otherwise agreed to by Seller in writing) that Buyer or Parent or any of their Affiliates make (or cause to be made) or take (or cause to be taken) with respect to any of the Target Companies following the Closing.

ARTICLE XI
INDEMNIFICATION

Section 11.1                                       Survival.

(a)                                 The representations and warranties of the Parties contained in this Agreement shall terminate at Closing and be of no further force and effect; provided, however, that (i) the Seller Fundamental Representations and the representations and warranties of the Company set forth in Section 3.1(a) (Organization), Section 3.2(a) and (b)(i) (Enforceability; Authority; No Conflict), Section 3.4 (Target Company Interests; Title) and Section 3.14 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties of the Company set forth in Section 3.13 (Taxes) (“Tax Representations”) shall survive the Closing until the third anniversary of the Closing Date, (iii) any representation or warranty of Seller set forth in Article IV (other than any Seller Fundamental Representations) that is breached as a result of any Fraud by Seller (collectively, the “Seller Fraudulent Misrepresentations”) shall survive until the expiration of the applicable statute of limitations, (iv) any representation or warranty set forth in Article III that is breached as a result of any Fraud by any Target Company (the “Company Fraudulent Misrepresentations”) shall survive until the third anniversary of the Closing Date, and (v) any representation or warranty set forth in Article V that is breached as a result of any Fraud by the Buyer Parties (the “Buyer Fraudulent Misrepresentations”) shall survive until the expiration of the applicable statute of limitations.

(b)                                 The covenants and agreements contained in this Agreement shall terminate on the Closing Date (and no claim for any indemnification may be made therefor) unless a specific covenant contained in Article VIII or Article X requires performance after the Closing Date (the “Post Closing Covenants”), in which case such covenant will survive for the period set forth therein or otherwise until fully performed in accordance with the terms thereof.

(c)                                  Except as set forth above, none of the representations, warranties or covenants set forth herein shall survive the Closing.

Section 11.2                                       Indemnification by Seller.

(a)                                 (i)                                     Subject to this Article XI, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective owners, officers, directors, employees, agents, successors and assigns (including, after the Closing Date, the Target Companies) (collectively, the “Buyer Indemnified Parties”) from and against any Covered Losses suffered by any such Buyer Indemnified Party resulting from or arising out of:  (A) the failure of any Fundamental Representations to be true and correct on and as of the Closing Date (or with respect to any Fundamental Representations made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); (B) the failure of any Tax Representations to be true and correct on and as of the Closing Date (or with respect to Tax Representations made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); (C) the failure of any representation or warranty set forth in Article IV (other than any Seller Fundamental Representations) to be true and correct as of the Closing Date (or with respect to any such representation or warranty made as of a specific date, the failure of such representations and warranties to be true and correct as of such date), in each case solely due to a Seller Fraudulent Misrepresentation; (D) the failure of any representation or warranty set forth in Article III to be true and correct as of the Closing Date (or with respect to any such representation or warranty made as of a specific date, the failure of such representations and warranties to be true and correct as of such date), in each case solely due to a Company Fraudulent Misrepresentation; (E) any nonfulfillment or breach of any Post-Closing Covenant made by the Seller in this Agreement or (F) any Applicable Proceeding.

(ii)                                  The Buyer Indemnified Parties shall not be entitled to assert any indemnification pursuant to this Section 11.2 after the expiration of the applicable survival periods referenced in Section 11.1 (including the proviso to Section 11.1(a)); provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to the Seller in accordance with Section 11.4 for such indemnification, the Buyer Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI.

(iii)                               Any indemnification of a Buyer Indemnified Party pursuant to this Section 11.2 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Buyer Indemnified Party to Seller within five (5) Business Days after the final determination thereof.

(b)                                 Seller shall have no liability for indemnification pursuant to Section 11.2(a)(i) with respect to Covered Losses for Tax Representations for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate $1,000,000, in which case Seller shall be liable for all Covered Losses in respect of any Tax Representation Claim; provided, however, that the aggregate amount of all payments by Seller in satisfaction of claims for indemnification pursuant to Section 11.2(a)(i)(B) in respect of Tax Representations shall not exceed $89,000,000.  Notwithstanding anything to the contrary herein, the aggregate amount of all payments by Seller in satisfaction of claims for indemnification pursuant to Section 11.2(a)(i), including for Tax Representations and any claims based on Fraud, shall not exceed the Purchase Price.

(c)                                  Except as otherwise specifically provided in this Agreement, each of the Buyer Parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Contemplated Transactions or any of the Target Companies, in each case, arising from and after the Closing, shall be pursuant to the indemnification provisions set forth in this Article XI and none of the Buyer Parties will have any other rights or remedies against the other Parties from or in connection with this Agreement, the Contemplated Transactions, or any of the Target Companies, including any remedies at law, in equity, in contract, in tort, for strict liability, or under securities laws or for fraud.  In furtherance of the foregoing, each of the Buyer Parties and the Company hereby waives, from and after the Closing, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of action it may have against Seller and its Affiliates arising under, based upon or relating to this Agreement, any document or certificate delivered in connection herewith, any applicable Legal Requirement or otherwise (except pursuant to the indemnification provisions set forth in this Article XI).

Section 11.3                                       Indemnification by the Buyer Parties.

(a)                                 Subject to this Article XI, from and after the Closing Date, each of the Buyer Parties, jointly and severally, shall indemnify and hold harmless Seller and its Affiliates and their respective owners, officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Party resulting from or arising out of:  (i) the failure of any representation or warranty set forth in Article V to be true and correct as of the Closing Date (or with respect to any such representation or warranty made as of a specific date, the failure of such representations and warranties to be true and correct as of such date), in each case solely due to a Buyer Fraudulent Misrepresentation; or (ii) any nonfulfillment or breach of any Post-Closing Covenant made by any of the Buyer Parties in this Agreement.

(b)                                 The Seller Indemnified Parties shall not be entitled to assert any indemnification pursuant to this Section 11.3 after the expiration of the applicable survival period referenced in Section 11.1; provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Purchaser in accordance with Section 11.4 for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI.

(c)                                  Any indemnification of a Seller Indemnified Party pursuant to this Section 11.3 shall be effected by wire transfer or transfers of immediately available funds from the Buyer Parties to an account or accounts designated in writing by the applicable Seller Indemnified Party to Buyer within five (5) Business Days after the final determination thereof.

Section 11.4                                       Procedures.

(a)                                 Third Party Claims.  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 11.2 or Section 11.3 in respect of, arising out of or involving a claim made by any Person against the Indemnified Party, other than a Tax Proceeding governed by Section 10.2 (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five (5) Business Days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                                 Assumption.  If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (reasonably acceptable to the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above) to the extent the Third Party Claim is indemnifiable hereunder.  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).  If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party

Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which fully releases the Indemnified Party of any and all obligations in connection with such Third Party Claim.

(c)                                  Other Claims.  In the event any Indemnified Party should have a claim against any indemnifying party under Section 11.2 or Section 11.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  Subject to Section 11.1, the failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such Indemnified Party under Section 11.2 or Section 11.3, except to the extent that the indemnifying party demonstrates that it has been actually and materially prejudiced by such failure.

(d)                                 Mitigation.  The Buyer Parties and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.  In the event that the Buyer Parties or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Covered Losses that could reasonably be expected to have been avoided if the Buyer Parties or Seller, as the case may be, had made such efforts.

Section 11.5                                       Determination of Loss Amount.

(a)                                 The amount of any and all Covered Losses under this Article XI will be determined net of (i) the present value of any Tax benefits reasonably anticipated to be actually realized (calculated using a discount rate of 6%, compounded monthly) by any Party seeking indemnification hereunder arising from the deductibility (or amortization, capitalization, creditability or other tax benefit, etc.) of any such Covered Losses and (ii) any amounts recovered by any party or any Affiliate of a party under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract pursuant to which or under which such party or such party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”).

(b)                                 In no event will the Buyer Indemnified Parties be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminutions in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Covered Losses.  In addition, no indemnifying party will be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Legal Requirement as determined by a Governmental Body.  Notwithstanding any other provision of this Agreement to the contrary, any Covered Loss claimed hereunder will be reasonable and in good faith in light of the facts then known regarding such Covered Loss .

(c)                                  No Buyer Indemnified Party will be entitled to any indemnification under this Article XI for any Covered Loss to the extent any such Covered Loss (i) was taken into account in determining the Final Balance Sheet or the Purchase Price, (ii) was reserved or accrued for in the Financial Statements or (iii) is disclosed in the Schedules in reference to the representation or warranty related to such Covered Loss.

(d)                                 Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this Article XI, all of the representations and warranties set forth in this Agreement or any certificate delivered pursuant to Section 2.4(a)(iv), 2.4(b)(i) or 2.4(c)(iv) that are qualified as “material,” “materially,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred and (ii) the amount of Covered Losses resulting from, arising out of or relating to any such breach of representation or warranty. Notwithstanding clause (i) of the immediately preceding sentence, the foregoing, qualifications of materiality and words of similar import or effect appearing in (A) the definition of Material Contracts and (B) any of the representations set forth in Section 3.5, Section 3.9(c), and Section 3.16 shall not be read out for purposes of determining whether any of such representations or warranties have been breached.

Section 11.6                                       Adjustments.  All payments made pursuant to Article XI shall be treated by the Parties hereto on all applicable Tax Returns as an adjustment to the Purchase Price.

Section 11.7                                       Subrogation.  After any indemnification payment is made pursuant to this Article XI, the indemnifying party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any Third Party in connection with the Covered Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment shall execute, upon the written request of the indemnifying party, any instrument reasonable necessary to evidence such subrogation rights.

Section 11.8                                       No Other Representation.  Except for the representations and warranties contained in Article III and Article IV (as modified by the Schedules hereto), none of the Company or any of its Affiliates (including Seller and the Company’s Subsidiaries), Representatives of the Company or any of its Affiliates or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Seller, the Target Companies, the Transferred Interests, the Company Business or any assets or Liabilities thereof, the Contemplated Transactions, or any other matter, and the Seller Parties hereby disclaim any other express or implied representations or warranties, whether made by the Company or any of its Affiliates (including Seller and the Company’s Subsidiaries), any Representatives of the Company or any of its Affiliates or any other Person.  Except for the representations and warranties expressly set forth in Article III and Article IV (as modified by the Schedules hereto), the Seller Parties, on behalf of themselves and each of their respective Affiliates, hereby disclaim all Liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or any Representatives of Buyer or any of its

Affiliates (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, promise or advice that may have been or may be provided to Buyer or any of its Affiliates or any Representatives of Buyer or any of its Affiliates by the Company or any of its Affiliates, any Representatives of the Company or any of its Affiliates or any other Person), or any errors in or omissions from any of the foregoing.  Without limiting the foregoing, the Seller Parties make no express or implied representations or warranties to Buyer or any of its Affiliates or any Representatives of Buyer or any of its Affiliates regarding the probable success or profitability or value of the Target Companies, the Transferred Interests, the Company Business or any assets or Liabilities thereof.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1                                       Expenses.  Except as otherwise set forth in this Agreement, the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall each bear their own costs and expenses in connection with the negotiation of this Agreement and the consummation of the Contemplated Transactions, except that nothing in this Section 12.1 shall preclude any party from seeking its expenses as damages in connection with any breach of this Agreement; provided, however, that Buyer shall be solely responsible for all filing fees in respect of the Material Governmental Approval and all costs associated with obtaining any third party consents in connection with the Contemplated Transactions.

Section 12.2                                       Public Announcements and Confidentiality.  None of the Parties nor their respective Subsidiaries, Representatives or Affiliates shall disclose, or cause the disclosure or publication of, this Agreement or the identity of any Party or make or issue any press release or other public announcement or communication with respect to the Contemplated Transactions (each, a “Public Disclosure”) without the prior written consent of Seller and Buyer; provided, however, that to the extent that a Public Disclosure directly or indirectly uses or refers to any direct or indirect owner of Seller (each, an “Affected Person”), then such Public Disclosure must also be approved by such Affected Person with respect to each such use or reference.  Notwithstanding anything to the contrary herein, if a Party’s counsel deems a Public Disclosure necessary in order to comply with the requirements of any Legal Requirement or the regulations or policies of any securities exchange or other similar regulatory body, then such disclosing Party shall (i) notify Seller (who shall notify any Affected Person) and Buyer, as applicable, prior to such disclosure, (ii) limit such disclosure to the information required to comply with such Legal Requirement or regulations and (iii) use reasonable efforts to accommodate any suggested changes to such disclosure from Seller, Buyer and any Affected Person, as applicable.  Notwithstanding anything to the contrary herein, (a) Seller shall be permitted to provide a copy of this Agreement to the Agriculture Buyer and the Agriculture Company and (b) Affiliates of Seller shall be permitted to provide a copy of this Agreement, and information with respect to the Contemplated Transactions, to any direct or indirect owner of Seller, including limited partners.

Section 12.3                                       Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Parties):

If, prior to the Closing, to the Company:

Gavilon, LLC
1331 Lamar Street, Suite 1650
Houston, Texas 77010
Attention:                             Greg Piper
Telephone:                       (713) 496-3945
Facsimile:                             (402) 889-4537
E-mail:                                            greg.piper@gavilon.com

With copies to (which shall not constitute notice to the Company):

Jones Day
222 East 41st Street
New York, New York 10017
Attention:                             Robert F. Kennedy, Esq.
Telephone:                       (212) 326-3835
Facsimile:                             (212) 755-7306
E-mail:                                            rfkennedy@jonesday.com

If to Seller:

Gavilon Energy Intermediate, LLC
320 Park Avenue, 27th Floor
New York, New York 10022
Attention:                             David Blue
Telephone:                       (212) 602-5000
Facsimile:                             (212) 980-3796
E-mail:                                            david.blue@ospraie.com

If to Buyer, or after the Closing, the Company:

High Sierra Energy, LP
3773 Cherry Creek North Drive, Suite 1000
Denver, Colorado 80209
Attention:                             General Counsel
Telephone:                       (720) 838-2748
Facsimile:                             (303) 370-7109
E-mail:                                            blaughlin@highsierraenergy.com

with copies to (which shall not constitute notice to Buyer):

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attention:                             Terry Radney
Facsimile:                             (713) 223-3717
E-mail:                                            tradney@lockelord.com

Section 12.4                                       Jurisdiction; Waiver of Jury Trial.  Each Party agrees that any Proceeding against any Party hereto arising out of or relating to this Agreement or any of the Contemplated Transactions shall only be brought in any federal or state court located in the State of Delaware, and each Party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.3 shall be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.4.  EACH PARTY (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUBSIDIARIES) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, THE SCHEDULES, AND ANY CERTIFICATE OR OTHER DOCUMENT REQUIRED TO BE DELIVERED HEREBY OR (B) THE TRANSACTIONS CONTEMPLATED HEREBY.  Each Party (a) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.4.

Section 12.5                                       Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.6                                       Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the

Parties with respect to its subject matter; provided that this Section 12.6 shall not apply to any confidentiality agreement between the Parties related to the subject matter of this Agreement, which (subject to Section 8.10) shall remain in full force and effect in accordance with its terms.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Buyer Parties, the Company and Seller.

Section 12.7                                       Assignments, Successors and no Third-Party Rights.  No Party may, in whole or in part, assign any of its rights or interests or delegate any of its obligations under this Agreement without the prior written consent of Buyer, Seller and the Company, and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as contemplated in Section 8.9 and for such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7.

Section 12.8                                       Severability.  If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable under any present or future Legal Requirement, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision (or part thereof) will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom.

Section 12.9                                       Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement, unless otherwise specified.

Section 12.10                                Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of law principles of such state.

Section 12.11                                Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by other electronic transmission of a manual signature (by portable data format (PDF) or other method that enables the recipient to reproduce a copy of the manual signature) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 12.12                                Specific Performance.  Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the provisions contained in this Agreement would result in material irreparable injury to the other Party or its Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely.  It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts in the State of Delaware or in any other court having competent jurisdiction, this being in addition to any other remedy to which any party is entitled at law or in equity.  The right to specific performance shall include the right of the Parties to cause the Contemplated Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  The Parties hereto further agree (a) to cooperate fully in any attempt by the other Parties to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirement or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the Parties acknowledges and agrees that such right of specific performance is an integral part of the Contemplated Transactions and without that right, the Parties would not have entered into this Agreement.

Section 12.13                                Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller Parties or their respective Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

Section 12.14                                Attorney-Client Privilege and Conflict Waiver.  Jones Day has represented the Company, its Subsidiaries and Seller.  All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the Parties agree that Buyer shall not, and shall not cause any member of the Target Companies to, seek to have Jones Day disqualified from representing Seller, the Seller Indemnified Parties and their respective Affiliates in connection with any dispute that may arise between Seller, the Seller Indemnified Parties or their respective Affiliates and any of the Buyer Parties or the Company in connection with this Agreement or the Contemplated Transactions and (b) in connection with any such dispute that may arise between Seller, the Seller Indemnified Parties or their respective Affiliates and the Buyer Parties or the Company, Seller, the Seller Indemnified Parties or their respective Affiliates involved in such dispute (and not the Buyer Parties or the Company) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company, any of its Subsidiaries and Jones Day that occurred before the Closing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement, all as of the date first above written.

SELLER:

GAVILON ENERGY INTEEMEDIATE,
LLC

By:	/s/ Dwight Anderson
Name:	Dwight Anderson
Title:	Authorized Signatory

COMPANY:

GAVILON LLC

By:	/s/ Greg Piper
Name:	Greg Piper
Title:	President and Chief Operating Officer

BUYER:

HIGH SIERRA ENERGY, LP

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	President

PARENT:

NGL ENERGY PARTNERS LP

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	CEO